EXHIBIT 10.1

REVOLVING CREDIT AGREEMENT

dated as of June 7, 2023

among

EOG RESOURCES, INC.
as Borrower

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, N.A.
as Syndication Agent

and

THE BANKS NAMED HEREIN
as Banks

JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
CITIBANK GLOBAL MARKETS INC.,
PNC BANK, NATIONAL ASSOCIATION,
THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
TRUIST SECURITIES, INC.
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Bookrunners

TABLE OF CONTENTS
i

Section 8.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	74
Section 8.23 Waiver of Termination Notice	75

Schedules and Exhibits

Schedule I	Facility Fee and Applicable Margins
Schedule II	Banks, Commitments, Pro Rata Shares and Administrative Information
Schedule III	Outstanding Letters of Credit
Schedule IV	Swingline Commitments

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion
Exhibit D	Terms of Negative Pledge
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Notice of Commitment Increase

REVOLVING CREDIT AGREEMENT
Dated as of June 7, 2023
EOG Resources, Inc., a Delaware corporation, the Banks, JPMorgan Chase Bank, N.A., as Administrative Agent for the Banks, and Wells Fargo Bank, N.A., as Syndication Agent for the Banks, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for purposes of this Agreement.
“Administrative Agent” means JPMorgan in its capacity as administrative agent under this Agreement, together with any successor thereto pursuant to Section 7.9.
“Advance” means an advance by a Bank to the Borrower pursuant to Article II (as divided or combined from time to time as contemplated in the definition herein of “Borrowing”), and refers to a Base Rate Advance or a Term Benchmark Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” means this Revolving Credit Agreement, as the same may from time to time be amended, modified, restated, or replaced from time to time.
“AML Legislation” has the meaning specified in Section 8.20.
“AML Borrower Information” has the meaning specified in Section 8.20.
“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as applicable to the Borrower or its Subsidiaries, and (b) any similar anti-corruption legislation in other relevant jurisdictions in which the Borrower or its Subsidiaries maintain assets or engage in business, which otherwise is applicable to them.
“Applicable Commitment” has the meaning specified in Section 2.19(b).
“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s Term Benchmark Lending Office in the case of a Term Benchmark Advance.

“Applicable Margin” means, for each Rating Level, the percentage set forth adjacent to the respective captioned terms “Applicable Margin—Base Rate” and “Applicable Margin—Non-Base Rate”, as each of the foregoing is set forth in Schedule I, and for any day for each Base Rate Advance or for any Interest Period for each Term Benchmark Advance, the percentage per annum applicable on such day for such Base Rate Advance or to such Interest Period for such Term Benchmark Advance, as shown in Schedule I. For the purposes of determining such respective Applicable Margins, the Rating Level shall be the Rating Level in effect on the first day of such quarter for such Base Rate Advance or the first day of such Interest Period, as the case may be.
“Applicable Parties” has the meaning specified in Section 7.12(c).
“Approved Electronic Platform” has the meaning specified in Section 7.12(a).
“Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BofA Securities, Inc., Canadian Imperial Bank Of Commerce, New York Branch, Citibank Global Markets Inc., PNC Bank, National Association,the Bank Of Nova Scotia, Houston Branch, Truist Securities, Inc. And U.S. Bank National Association, in their capacity as joint lead arrangers and bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E, in each case, pursuant to Section 8.6(c).
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.9(b)(iii).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.7.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered into in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means each Person a signatory to the Agreement, and shall include any Person that becomes a Bank pursuant to Section 2.18, Section 2.19 or Section 8.6, in each case, however, so long as it shall hold a Commitment.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.7(f), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.5(a).
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.7.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement or any Term Benchmark Advance, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.7 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.7.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor governmental authority.
“Borrower” means EOG Resources, Inc., a Delaware corporation, and any successor thereto pursuant to Section 5.2(e).
“Borrowing” means a borrowing hereunder consisting of Advances of the same Type made on the same day by the Banks pursuant hereto and, in the case of Term Benchmark Advances, having the same Interest Period; provided that (a) all Base Rate Advances outstanding at any time shall thereafter be deemed to be one Borrowing, and (b) subject to the limitations in Section 2.2(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.7, 2.8(c) and 2.12 on the last day of an Interest Period for a Borrowing comprised of Term Benchmark Advances, such Borrowing may be divided ratably to form multiple Borrowings comprised of Term Benchmark Advances (with the result that each Bank’s Advance as a part of each such multiple Borrowing is proportionately the same as its Advance as a part of such divided Borrowing) or combined with all or a ratable portion of the Base Rate Advances or all or a ratable portion of one or more other Borrowings, the Interest Period for which also ends on such day, to form a new Borrowing comprised of Term Benchmark Advances, such division or combination to be made by notice from the Borrower given to the Administrative Agent not later than 12:00 Noon on the third U.S. Government Securities Business Day prior to the proposed division or combination specifying the date of such division or combination (which shall be a Business Day) and all other relevant information (such as the Borrowings to be divided or combined, the respective amounts of the Borrowings resulting from any such division, the relevant Interest Periods, the amount of the Base Rate Advances or other Borrowings to be so combined and such other information as the Administrative Agent may request), but in no event shall any Borrowing resulting from, or remaining after, any such division or combination be less than $5,000,000, and in all cases each Bank’s Advance as a part of each such combined, resultant or remaining Borrowing shall be proportionately the same as its Advances as a part of the relevant Borrowings prior to such division or combination and each combined, resultant or remaining Borrowing shall be in an integral multiple of $1,000,000. Each Borrowing comprised of a Type of Advance shall be that “Type” of Borrowing.
“Business Day” means (a) any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in Houston, Texas, New York, New York, or the state in which the Payment Office is located, and (b) if the applicable Business Day relates to any Term Benchmark, any day which is a U.S. Government Securities Business Day.
“Cash Collateralize” has the meaning specified in Section 2.9(g), and “Cash Collateral” shall mean the cash so collateralized.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, set forth at 42 U.S.C. §§9601 et seq, state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
“CI Bank” has the meaning specified in Section 2.20(a).
“Closing Date” has the meaning specified in Section 8.16.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder, or any successor U.S. federal tax code or regulations, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.
“Commitment” means, as to each Bank, its obligation to (a) make Advances to the Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations pursuant to Section 2.9(c) and (c) make Refunded Swingline Loans and purchase participations in Swingline Loans pursuant to Section 2.22, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule II (including after any revision thereof under Section 2.20(e)) or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Banks’ Commitments on the Closing Date is $1,900,000,000.
“Commitment Increase” has the meaning specified in Section 2.20(a).
“Commitment Increase Effective Date” has the meaning specified in Section 2.20(b).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any L/C Issuer by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Bank” has the meaning specified in Section 2.21(b).
“Consolidated” refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Worth” means at any date the Consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances or a Borrowing of one Type into Advances or a Borrowing, as the case may be, of another Type pursuant to Section 2.7, Section 2.8(a) or Section 2.11(b).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Exposure” as applied to each Bank shall mean (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Bank of the Total Committed Amount multiplied by the Total Committed Amount and (b) at any time after the termination, in whole, of the Commitments, the principal balance of the outstanding Advances, the Swingline Exposure and participation interest in L/C Obligations of such Bank.
“Credit Party” means the Administrative Agent, each L/C Issuer, the Swingline Lenders or any other Bank.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debt” of any Person means, at any date, without duplication, (a) obligations for the repayment of money borrowed which (i) are evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements and (ii) are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations as lessee under leases which, in accordance with GAAP, are finance leases (and monetary obligations under so-called synthetic or off-balance sheet leases), (c) all obligations of such Person to deliver commodities, goods or services, including hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements or other similar arrangements in each case in the ordinary course of business, (d) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (e) guaranties of payment or collection of any obligations described in clauses (a) through (d) of other Persons, provided, that clauses (a) through (d) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt, deferred revenues (in the case of clause (d)) or finance lease liabilities on a Consolidated balance sheet in accordance with GAAP; provided, further, that none of the following shall constitute Debt: (A) transfers of accounts receivable pursuant to a receivables purchase facility considered as a sale under GAAP (and indemnification, recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar type) and (B) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person.
“Default” means any event or circumstance which, with the giving of notice, lapse of time or otherwise, would constitute an Event of Default.
“Defaulting Bank” means (i) any Bank that has (a) failed to fund any portion of its Advances or participations in Letters of Credit or Swingline Loans, as applicable (and for purposes of this definition, each such funding obligation, as the context shall require, a “funding obligation”), within three (3) Business Days following the date required to be funded by it hereunder, (b) notified the Borrower and the Administrative Agent in writing that it does not intend to or is unable to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to or is unable to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm, in writing, (1) that it will comply with the terms of this Agreement relating to its prospective funding obligations hereunder, unless the subject of a good-faith dispute, and (2) that it is financially able and capable to meet such funding obligations timely and fully, without regard to the existence of any good faith dispute, (d) otherwise failed to pay over to the Administrative Agent or any other Bank, as the case may be, any other amount required to be paid by it hereunder within three Business Days following the date when due, unless the subject of a good-faith dispute or (e) become, or whose Parent has become, the subject of a Bankruptcy Event or a Bail-In Action and (ii) the Administrative Agent, if it is or becomes a Defaulting Bank pursuant to any sub-clause of the preceding clause (i), whether by virtue of being a Bank or, if not a Bank, by virtue of the application to it (or, in respect to sub-clause (e) above, its Parent) of the circumstances or events described therein.
“Dollar”, “dollar” or “$” mean lawful money of the United States.
“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” under its name on Schedule II or in the Assignment and Assumption or other document pursuant to which it became a party hereto as contemplated by Section 2.18, Section 2.19 or Section 8.6, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” has the meaning specified in Section 8.6(g).
“Environment” means surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air, and includes the meaning specified in 42 U.S.C. §9601(8).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Protection Statute, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Protection Statute” means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license or authorization (all as amended from time to time) arising from, in connection with, or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, as such relate to exposure to Hazardous Materials, promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including without limitation, CERCLA, RCRA and other laws, statutes, ordinances, rules and regulations relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any Hazardous Material, wherever located, and any rule, regulation or decision issued or promulgated in connection with such laws, statutes, ordinances, rules or regulations by any government, agency or other authority of or in the United States (whether local, state or federal) or of any foreign country or subdivision thereof, in each case as now or hereafter in effect.
“EPA” means the United States Environmental Protection Agency, or any successor thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Bank or required to be withheld or deducted from a payment to the Administrative Agent or any Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Bank being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(c)) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to the Administrative Agent’s or such Bank’s failure to comply with Section 2.14(g), and (d) any withholding Taxes imposed under FATCA.
“Existing 2019 Credit Agreement” means that certain Revolving Credit Agreement, dated as of June 27, 2019, among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, and the agents and the banks party thereto from time to time, including, for the avoidance of doubt, each appendix thereto together with all loan documentation relating thereto.

“Extension Effective Date” has the meaning specified in Section 2.21(b).
“FATCA” means the Foreign Account Tax Compliance Act as set forth in Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement, treaty or convention entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
“FDIC” means the Federal Deposit Insurance Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States, or any federal agency or authority of the United States from time to time succeeding to its function.
“Foreign Bank” has the meaning specified in Section 8.18(a).
“GAAP” means accounting principles generally accepted in the United States consistent with those applied in the preparation of the audited consolidated financial statements referred to in Section 4.1(d).
“Hazardous Materials” means (a) any substance or material identified as a hazardous substance pursuant to CERCLA; (b) any substance or material regulated as a hazardous or solid waste pursuant to RCRA; (c) any other material or substance regulated under any Environmental Protection Statute; and (d) all pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.
“Highest Lawful Rate” means, on any day and with respect to each Bank, as the case may be, the maximum non-usurious rate of interest that with respect to the Borrower, such Bank is permitted under Federal, New York or other applicable law to contract for, charge, receive, take or reserve for with respect to obligations of the Borrower hereunder, stated as a rate per annum. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Bank, as the case may be, as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Bank, as the case may be, at a rate in excess of the Highest Lawful Rate applicable to it.
“Honor Date” has the meaning specified in Section 2.9(c)(i).
“IBA” has the meaning specified in Section 1.6.
“ICC” has the meaning specified in Section 2.9(h).
“Indemnified Liabilities” has the meaning specified in Section 8.4(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 8.4(c).
“Indenture” means that certain Indenture dated as of September 1, 1991 between the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan (formerly, Texas Commerce Bank National Association)), as Trustee, without giving effect to any amendment, modification or discharge thereof.
“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.
“Interest Period” means, with respect to each Term Benchmark Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into (or a division or combination of any Borrowing resulting in) such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below except that any Interest Period for Term Benchmark Advances which commences on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month shall end on the last Business Day of the appropriate subsequent calendar month. The duration of each such Interest Period shall be one, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon on the third U.S. Government Securities Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Term Benchmark Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(c)    no tenor that has been removed from this definition pursuant to Section 2.7(e) shall be available for specification in such notice; and
(d)    no Interest Period may end after the Termination Date.
“ISP” has the meaning specified in Section 2.9(h).
“Issuer Document” means with respect to any Letter of Credit, each of the Letter of Credit Application entered into by the Borrower, and each other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any one or more Subsidiaries) or executed by the Borrower or any one or more Subsidiaries in favor of the L/C Issuer and relating to such Letter of Credit.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and any successor thereto.
“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any Unreimbursed Amount in accordance with its Pro Rata Share pursuant to Section 2.9(c)(iii).
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, the renewal or increase of the amount thereof, or the amendment or other modification thereof.
“L/C Fee Rate” means at any time with respect to any Letter of Credit issued hereunder, a percentage per annum equal to the Applicable Margin then in effect.

“L/C Issuer” means any Bank that has agreed in its sole discretion to become a Letter of Credit issuer, subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and the Borrower.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus (without duplication) the aggregate of all Unreimbursed Amounts, including all L/C Advances. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.9(m). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit” means any letter of credit issued hereunder by an L/C Issuer, as the same may be amended, extended, renewed or otherwise modified from time to time. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer, with such amendments thereto as the Borrower may reasonably request and acceptable to an L/C Issuer to avoid any conflict between it and this Agreement.
“Letter of Credit Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit pursuant to this Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount as may be agreed to by such L/C Issuer, as such amount may be adjusted from time to time in accordance with this Agreement.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Loan Document” means this Agreement, each Note, each Letter of Credit Application, each Letter of Credit, each Notice of Borrowing and each other document or instrument executed and delivered by the Borrower in connection with this Agreement.
“Majority Banks” means, subject to Section 2.19(b) and at any relevant time of determination, all Banks in the aggregate having in the aggregate more than 50% of the Total Committed Amount, or, if the Total Committed Amount has been terminated pursuant to Section 6.1, Banks in the aggregate holding in the aggregate more than 50% of the Total Outstanding Amount.
“Margin Regulations” means Regulation T, Regulation U and Regulation X.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and more than one employer other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“New Funds Amount” has the meaning specified in Section 2.20(d).

“Note” means, to the extent requested by any Bank, a promissory note of the Borrower payable to such Bank, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owed to such Bank.
“Notice of Borrowing” has the meaning specified in Section 2.2(a).
“Notice of Commitment Increase” has the meaning specified in Section 2.20(b).
“Notice of Continuation” has the meaning specified in Section 2.8(b).
“Notice of Conversion” has the meaning specified in Section 2.2(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. on such day received by the Administrative Agent from a federal funds broker of recognized standing reasonably selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Other Connection Taxes” means, with respect to any Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Bank or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Bank or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment made pursuant to Section 2.18(c)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent” means, with respect to any Bank or the Administrative Agent, as the case may be, any Person as to which such Bank or the Administrative Agent is, directly or indirectly, a subsidiary.
“Patriot Act” has the meaning assigned to it in Section 8.20.
“Payment” has the meaning assigned to it in Section 7.14.
“Payment Notice” has the meaning assigned to it in Section 7.14.
“Payment Office” means the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017 or such other office as the Administrative Agent may designate after the Closing Date by written notice to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prescribed Forms” means such duly executed form(s) or statement(s), including the forms described in Sections 8.18(a) and (b), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code or the tax law of the applicable jurisdiction, permit the Borrower to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation, or as otherwise provided in Section 2.14).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined in good faith by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined in good faith by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Subsidiary” means any Subsidiary having total assets in excess of $400,000,000, excluding (i) intercompany loans and advances to and from the Borrower and its Subsidiaries, (ii) investments in Subsidiaries of such Subsidiary, and (iii) equity interests in Subsidiaries of such Subsidiary. For purposes of this definition, total assets shall be determined based on the most recent quarterly or annual financial statements available prior to such determination. As of the Closing Date, EOG Resources Marketing LLC and EOG Resources Trinidad Limited are Principal Subsidiaries.
“Pro Rata Share” means, with respect to each Bank:
(a)    at any time the Commitments remain outstanding, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Bank at such time and the denominator of which is the amount of the Total Committed Amount; and
(b)    upon the termination, in whole, of the Commitments pursuant to the terms of this Agreement, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is:
the sum of
(i)    the outstanding Advances of such Bank plus

(ii)    an amount equal to (A) (1) the outstanding Advances of such Bank, divided by (2) the aggregate outstanding Advances of all Banks, times (B) the sum of (1) all outstanding L/C Obligations plus (2) the outstanding Swingline Loans, and the denominator of which is the Total Outstanding Amount.
The initial Pro Rata Share of each Bank is set forth opposite the name of such Bank on Schedule II or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Level” means the applicable category of rating level contained in Schedule I which is based on the rating of the Borrower’s senior unsecured long-term debt as classified by Moody’s or Standard & Poor’s, or both of them, if applicable.
“RCRA” means the Resource Conservation Act of 1976, as amended from time to time, set forth at 42 U.S.C. §§ 6901 et seq, state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.
“Reducing Percentage Bank” has the meaning specified in Section 2.20(d).
“Reduction Amount” has the meaning specified in Section 2.20(d).
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting and (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refunded Swingline Loans” has the meaning specified in Section 2.23(b).
“Register” has the meaning specified in Section 8.6(c).
“Regulation T” means Regulation T of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB or, in each case, any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of a Person means such Person’s chief executive officer, president, chief operating officer, chief financial officer, vice president-finance, treasurer or assistant treasurer. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Sanctioned Country” means, at any time, a country, region or territory which is at such time itself the subject of any comprehensive Sanctions, in each case that broadly restrict trade and investment with such country, region or territory (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, Syria, the Zaporizhzhia, Crimea and Kherson regions of Ukraine and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic and Russia).
“Sanctioned Person” means, at any time, (a) any Person that is designated as being the subject of a Sanction in a list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury, (b) any Person that the Borrower knows is operating, organized or resident in a Sanctioned Country or (c) any Person that the Borrower knows is owned 50 percent or more by any such Person or Persons.
“Sanctions” means, at any time, all economic sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States Government (including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or (b) if applicable, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury.
“Scheduled Maturity Date” means the later to occur of (i) June 7, 2028, and (ii) as to any Bank that has extended its Commitment pursuant to Section 2.21, the latest date to which the Commitments have been extended pursuant to Section 2.21.
“SOFR” means, a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Standard & Poor’s” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.
“Subsidiary” means any corporation, partnership, joint venture or other entity (a) of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower and (b) which is a Consolidated Subsidiary in accordance with GAAP; provided, that the definition of “Subsidiary” in Exhibit D shall apply in Section 5.2(a) only.
“Successor Agent” has the meaning specified in Section 7.9.
“Swingline Commitment” means (i) the obligation of the Swingline Lender to make its Swingline Loans pursuant to Section 2.22 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite the Swingline Lender’s name on Schedule IV or (ii) if any Bank has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Closing Date, the amount set forth for such Bank as its Swingline Commitment pursuant to such Assignment and Assumption.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (a) its Pro Rata Share of all Swingline Loans outstanding at such time (excluding, in the case of any Bank that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Banks shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.19(c) and (b) in the case of any Bank that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Bank outstanding at such times, less the amount of participations funded by the other Banks with respect thereto.
“Swingline Lender” means each of JPMorgan and Wells Fargo, in its capacity as a lender of Swingline Loans.
“Swingline Loans” has the meaning specified in Section 2.22(a).
“Swingline Participation Amount” has the meaning specified in Section 2.23(c).
“Swingline Rate” means, for any day, a variable per annum rate equal to (a) the “ Base Rate plus (b) the then applicable Applicable Margin for Base Rate Advances.
“Syndication Agent” means Wells Fargo Bank, N.A.
“Taxes” means all present or future taxes, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than Base Rate Advances bearing interest at a rate determined by reference to clause (c) of the definition of Base Rate).
“Term Benchmark Advance” means an Advance which bears interest as provided in Section 2.5(b).
“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Advances.
“Term Benchmark Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Term Benchmark Lending Office” under its name on Schedule II or in the Assignment and Assumption or other document pursuant to which it became a party hereto as contemplated by Section 2.18, Section 2.19 or Section 8.6, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR

Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means, the earlier of (i) the Scheduled Maturity Date and (ii) the date of termination in whole of the Total Committed Amount pursuant to Section 2.16 or Section 6.1.
“Termination Event” means (a) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the existence with respect to any Plan of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA), or (g) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived.
“Total Capitalization” means, at any time, the sum (without duplication) of (a) Total Debt plus (b) Consolidated Net Worth less any amount thereof attributable to “minority interests” (as defined below). For the purpose of this definition, “minority interests” means any investment or interest of the Borrower in any corporation, partnership or other entity to the extent that the total amount thereof owned by the Borrower (directly or indirectly) constitutes 50% or less of all outstanding interests or investments in such corporation, partnership or entity.
“Total Committed Amount” means, at any time, the aggregate amount of the Commitments at such time.
“Total Debt” means, at any time, all Consolidated Debt of the Borrower and its Consolidated Subsidiaries.
“Total Outstanding Amount” means, at any time, the sum of (a) the outstanding Advances, (b) the outstanding L/C Obligations and (c) the outstanding Swingline Loans.
“Type” has the meaning specified in the definition of the term “Advance”.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.18(a).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unreimbursed Amount” has the meaning set forth in Section 2.9(c)(i).
“Wells Fargo” means Wells Fargo Bank, National Association, and any successor thereto.
“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Unless otherwise indicated, all references to a particular time are references to Chicago time.
Section 1.3    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance for the financial covenant shall be based on, GAAP; provided, however, the financial statements and reports required pursuant to Section 5.1(a)(i) and (xi) shall be prepared in accordance with generally accepted accounting principles in effect at the time of application thereof except to the extent stated therein. GAAP will be deemed for all purposes hereof, including calculation of Debt, to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2017, in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2017, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
Section 1.4    Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, in each case as then amended, revised or otherwise modified and then in effect, unless otherwise specified. The term “including” shall mean “including, without limitation,” and the term “or” is not exclusive. The term “United States” when used in any Loan Document shall refer to and mean the United States of America.
Section 1.5    Ratings. A rating, whether public or private, by Standard & Poor’s or Moody’s shall be deemed to be in effect on the date of announcement or publication by Standard & Poor’s or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the date when any change in such rating is deemed to be in effect. In the event any of the rating categories used by Moody’s or Standard & Poor’s is revised or designated differently (such as by changing letter designations to different letter designations or to numerical designations), the references herein to such rating shall be changed to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated. Long-term debt supported by a letter of credit, guaranty, insurance or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt.

Section 1.6    Interest Rates; Benchmark Notification. The interest rate on an Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.7 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any successor or alternative rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II
AMOUNT AND TERMS OF THE ADVANCES
Section 2.1    The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances as part of a Borrowing to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding, such Bank’s Commitment minus the sum of (a) such Bank’s Pro Rata Share of outstanding L/C Obligations plus (b) such Bank’s Pro Rata Share of outstanding Swingline Loans. Each Borrowing (other than a Borrowing or deemed Borrowing under Section 2.9(c)(ii) to reimburse an L/C Issuer for any Unreimbursed Amount) shall be in an aggregate amount not less than $5,000,000, shall be in an integral multiple of $1,000,000 and shall, when made, consist of Advances of the same Type having (in the case of a Borrowing comprised of Term Benchmark Advances) the same Interest Period, made on the same day by the Banks ratably according to their respective Commitments (excluding, with respect to any Borrowing or deemed Borrowing under Section 2.9(c)(ii), the Pro Rata Share of any Defaulting Bank). Within the limits of each Bank’s Commitment, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.1. Subject to the terms and conditions hereof, more than one Borrowing may be made on a Business Day (including, for example, a Borrowing comprised of Term Benchmark Advances having one Interest Period and another Borrowing comprised of Term Benchmark Advances having a different Interest Period).
Section 2.2    Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (i) 12:00 Noon in the case of a proposed Borrowing comprised of Term Benchmark Advances, at least three U.S. Government Securities Business Days prior to the date of the proposed Borrowing, and (ii) 11:00 A.M. in the case of a proposed Borrowing comprised of Base Rate Advances, on the day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B, duly signed by a Responsible Officer, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing, and (D) in the case of a Borrowing comprised of Term Benchmark Advances, initial Interest Period for each such Advance, provided that the Borrower may not specify Term Benchmark Advances for any Borrowing if, after giving effect to such Borrowing, Term Benchmark Advances having more than ten (10) different Interest Periods shall be outstanding. In the case of a proposed Borrowing comprised of Term Benchmark Advances, the Administrative Agent shall promptly notify each Bank and the Borrower of the applicable interest rate under Section 2.5(b). Each Bank shall, before 12:00 Noon on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Bank’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.
(b)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Term Benchmark Advances, the Borrower shall, subject to Section 8.8, indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III or to make the Borrowing specified in such Notice of Borrowing on the date specified, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)    Unless the Administrative Agent shall have received notice from a Bank prior to the time it is required to make available its ratable portion of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement. If the Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim such Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent.
(d)    The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.
Section 2.3    Fees.
(a)    Facility Fee. Subject to Section 8.8, the Borrower agrees to pay without duplication to each Bank a facility fee on the average daily amount of such Bank’s Commitment, whether or not used, from the Closing Date until the Termination Date. The facility fee is due on the fifteenth day (or for any such fifteenth day that is not a Business Day, the immediately preceding Business Day) after the end of each March, June, September and December during the term of such Bank’s Commitment, commencing June 30, 2023, and on the date such Bank’s Commitment is terminated. The rate per annum of the facility fee for each calendar quarter shall be determined as provided in Schedule I based on the Rating Level in effect on the first day of such quarter.

(b)    Administrative Agent’s Fee. Subject to Section 8.8, the Borrower shall pay to the Administrative Agent such fees as may be separately agreed to in writing by it and the Administrative Agent.
Section 2.4    Repayment. The Borrower shall repay the unpaid principal amount of each Advance owed to each Bank on the Termination Date.
Section 2.5    Interest. Subject to Section 8.8, the Borrower shall pay interest on the unpaid principal amount of each Advance owed to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Margin in effect from time to time, due quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2023, during such periods and on the date such Base Rate Advance shall be Converted (in whole or in part), changed (in whole or in part) as a result of any division or combination of any Borrowing, or paid in full; provided that any such Advance not paid when due shall bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full at a rate per annum equal at all such times to 2% above the Base Rate in effect from time to time.
(b)    Term Benchmark Advances. During such periods as such Advance is a Term Benchmark Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Adjusted Term SOFR Rate for such Interest Period for such Advance plus the Applicable Margin per annum for such Interest Period, due on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period (each Term Benchmark Advance to bear interest from and including the first day of the Interest Period for such Advance to (but not including) the last day of such Interest Period); provided that any such Advance not paid when due shall bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full at a rate per annum equal at all such times to the greater of (x) 2% above the Base Rate in effect from time to time and (y) 2% above the rate per annum required to be paid on such Advance immediately prior to the date on which such Event of Default occurred.
(c)    Other Obligations. If any amount payable by the Borrower (other than any Advance) under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount from time to time outstanding shall thereafter bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full, at a fluctuating interest rate per annum at all such times equal to 2% above the Base Rate in effect from time to time.
Section 2.6    [Reserved].
Section 2.7    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.7, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or,
(ii)the Administrative Agent is advised by the Majority Banks that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their Advances included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion in accordance with the terms of Section 2.8(a) or a new Notice of Continuation in accordance with the terms of Section 2.8(b) or a new Notice of Borrowing in accordance with the terms of Section 2.2(a), any Notice of Conversion that requests the Conversion of any Borrowing to a Term Benchmark Borrowing, any Notice of Continuation that requests a continuation of any Borrowing as a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion or a Notice of Continuation or a Notice of Borrowing, as applicable, for a Base Rate Borrowing. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.7(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion in accordance with the terms of Section 2.8(a) or a new Notice of Continuation in accordance with the terms of Section 2.8(b) or a new Notice of Borrowing in accordance with the terms of Section 2.2(a), any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be Converted by the Administrative Agent to, and shall constitute, a Base Rate Advance.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 4:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.7.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such

Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, Conversion to or continuation of Term Benchmark Advances to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or Conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.7, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be Converted by the Administrative Agent to, and shall constitute a Base Rate Advance.
Section 2.8    Voluntary Conversion of Borrowings; Continuation of Term Benchmark Borrowings. (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than (i) 12:00 Noon in the case of a proposed Conversion into a Term Benchmark Borrowing, on the third U.S. Government Securities Business Day prior to the date of the proposed Conversion, and (ii) 11:00 A.M. in the case of a proposed Conversion into a Base Rate Borrowing, on the date of the proposed Conversion, and subject to the limitations in Section 2.2(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.7, 2.8(c) and 2.12, Convert all or any portion of a Borrowing of one Type into a Borrowing of another Type; provided, however, that any Conversion of any Term Benchmark Borrowing shall be made on, and only on, the last day of an Interest Period for such Term Benchmark Borrowing. Each such notice of a Conversion (a “Notice of Conversion”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit C, duly signed by a Responsible Officer, and shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Borrowing (or identified portion thereof) to be Converted and the Type into which it is to be Converted, and (z) if such Conversion is into a Term Benchmark Borrowing, the duration of the Interest Period for each Advance comprising such Borrowing.
(b)    The Borrower may continue all or any portion of any Term Benchmark Borrowing as a Term Benchmark Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of “Interest Period,” by giving notice (a “Notice of Continuation”) of such Interest Period as set forth in such definition, subject to the limitations in Section 2.2(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.7, 2.8(c) and 2.12.
(c)    All Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that (i) treats all Banks ratably (including, for example, effecting Conversions of any portion of a Borrowing in a manner that results in each Bank retaining its same ratable percentage of both the Converted portion and the remaining portion not Converted), and (ii) results in each Borrowing (including, in the case of any Conversion of a portion of a Borrowing, both the Converted portion and the remaining portion not Converted) being in an amount not less than $5,000,000 and in an integral multiple of $1,000,000. Upon Conversion of any Borrowing, or portion thereof, into a particular Type, all

Advances comprising such Borrowing or portion thereof, as the case may be, will be deemed Converted into Advances of such Type.
Section 2.9    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Banks set forth in this Section 2.9, (1) from time to time on any Business Day prior to the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and its Subsidiaries for any general corporate purpose of the Borrower and its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Banks severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries; provided that (i) no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit if the aggregate amount of Letters of Credit issued by it and its Affiliates would exceed such L/C Issuer’s Letter of Credit Commitment (or such greater amount as may be agreed to by such L/C Issuer), and (ii) no L/C Issuer shall be obligated to issue Letters of Credit and no Bank shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension the Total Outstanding Amount would exceed the Total Committed Amount. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any governmental body, agency or official or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law, rule, regulation or order applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any governmental body, agency or official with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which such L/C Issuer in good faith deems material to it;
(B)subject to Section 2.9(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Banks have approved such expiry date;
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Banks have approved such expiry date;
(D)the issuance of such Letter of Credit would violate one or more reasonable and customary commercial banking policies of such L/C Issuer generally applicable to the issuance of letters of credit and applied by such L/C Issuer to other similarly situated borrowers under similar credit facilities;
(E)such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit; or
(F)it is not then required to issue a Letter of Credit pursuant to Section 2.19(e).

(iii)No L/C Issuer shall be under any obligation to amend, extend, renew or otherwise modify any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended, extended, renewed or modified form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment, extension, renewal or other modification to such Letter of Credit.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the relevant L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 Noon at least two Business Days (or such later date and time as requested by the Borrower and as the relevant L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the relevant L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may require.
(ii)Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time prior to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.9(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is 15 days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Banks have elected not to permit such renewal or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)On the date of any payment by any L/C Issuer under any Letter of Credit (each such date, an “Honor Date”), the relevant L/C Issuer shall notify the Borrower and the Administrative Agent of such payment. If the relevant L/C Issuer shall give such notice prior to 9:00 A.M. on the Honor Date, the Borrower shall reimburse the relevant L/C Issuer by 11:00 A.M. on the Honor Date through the Administrative Agent in an amount equal to the amount of such drawing, or, if such notice has not been received by the Borrower prior to such time on the Honor Date, then not later than 11:00 A.M. on the Business Day immediately following the day that the Borrower receives such notice. If the Borrower fails to reimburse the relevant L/C Issuer when due, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Advances, but otherwise subject to Section 2.1 and subject to compliance with the conditions set forth in Section 3.2 (other than (i) the delivery of a Notice of Borrowing and (ii) the absence of an event that would constitute an Event of Default but for the requirement of time elapse, which is based upon the Borrower’s failure to fully and timely reimburse for such drawing). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.9(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Bank (including the Bank acting as L/C Issuer) shall upon any notice pursuant to Section 2.9(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Payment Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 P.M. on the Honor Date specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.9(c)(iii), each Bank that so makes funds available shall be deemed to have made a Base Rate Advance subject to compliance with the conditions set forth in Section 3.2 (other than (i) the delivery of a Notice of Borrowing and (ii) the absence of an event that would constitute an Event of Default but for the requirement of time elapse, which is based upon the Borrower’s failure to fully and timely reimburse for such drawing) to the Borrower in such amount and the corresponding Unreimbursed Amount shall be deemed refinanced. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing or a deemed Borrowing under Section 2.9(c)(i) or (ii) because the conditions set forth in Section 3.2 and not excused under Section 2.9(c)(i) or Section 2.9(c)(ii) cannot be satisfied on the Honor Date, then (A) the relevant L/C Issuer will notify the Borrower of the amount of such Unreimbursed Amount that has not been refinanced and (B) such Unreimbursed Amount that is not so refinanced shall (1) bear interest on the amount thereof from time to time outstanding at a rate per annum equal to 2% above the Base Rate in effect from time to time and (2) shall be due and payable on the 15th day following the Borrower’s receipt of such notice from such L/C Issuer. In such event, each Bank’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.9(c)(ii) shall be payment in respect of its participation in such Unreimbursed Amount and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.9.
(iv)Until each Bank funds its Advance or L/C Advance pursuant to this Section 2.9(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)Each Bank’s obligation to reimburse the relevant L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.9(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a reimbursement to an L/C Issuer shall constitute a Borrowing if the Borrower is unable to satisfy the conditions set forth in Section 3.2 (other than (i) the delivery of a Notice of Borrowing and (ii) the absence of an event that would constitute an Event of Default but for the requirement of time elapse, which is based upon the Borrower’s failure to fully and timely reimburse for such drawing) and no such making of a reimbursement shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by the relevant L/C Issuer under any Letter of Credit, together with interest as provided in this Section 2.9(c).
(vi)If any Bank fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.9(c) by the time specified in Section 2.9(c)(ii), the relevant L/C Issuer shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the relevant L/C Issuer at a rate per annum equal to the NYFRB Rate from time to time in effect. A certificate of an L/C Issuer submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.9(c), if the Administrative Agent receives for the account of the relevant L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.9(c)(i) is required to be returned under any of the circumstances described in Section 8.5(a) (including pursuant to any settlement entered into by the relevant L/C Issuer in its discretion), each Bank shall pay to the Administrative Agent for the account of the relevant L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the NYFRB Rate from time to time in effect.
(e)Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the relevant L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against an L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of an L/C Issuer shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Majority Banks, as applicable; (ii) any action taken or omitted unless a court of competent jurisdiction determines by a final, non-appealable judgment that the taking or omitting of such action constituted gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of an L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.9(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower or its Subsidiaries that are found by a final, non-appealable judgment of a court of competent jurisdiction to have been caused by an L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed Amount, or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit shall for any reason remain outstanding and partially or wholly undrawn, and in each case so long as such Unreimbursed Amount or Letter of Credit remains outstanding, the Borrower shall immediately Cash Collateralize such then outstanding L/C Obligations (in an amount equal to such outstanding L/C

Obligations determined as of the date of such Unreimbursed Amount or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of any L/C Issuer and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing, which security interest shall be deemed automatically terminated and such collateral subject to the Borrower’s instruction on return, upon such L/C Obligations no longer being outstanding. Cash collateral shall be maintained in a blocked, non-interest bearing deposit account at and subject to the control of the Administrative Agent.
(ii)In addition, if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Banks (or, if the maturity of the Advances has been accelerated, Banks with outstanding L/C Obligations representing greater than 50% of the total outstanding L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately Cash Collateralize the outstanding L/C Obligations in an amount in cash equal to 100% of the outstanding L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 6.1(e).
(h)Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an L/C Issuer and the Borrower, when a Letter of Credit is issued (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance, as the case may be, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.
(i)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Bank in accordance with its Pro Rata Share, a Letter of Credit fee in Dollars for each Letter of Credit equal to the L/C Fee Rate times the daily maximum amount available to be drawn under such Letter of Credit, it being agreed that with respect to any Letter of Credit that, by its terms or the terms of the related Letter of Credit Application or any other document, agreement or instrument related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, that with respect to any outstanding Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit after giving effect to all such reductions that have theretofore occurred and are in effect at the relevant time of determination. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the fifteenth day (or for any such fifteenth day that is not a Business Day, the immediately preceding Business Day) after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. The L/C Fee Rate for each calendar quarter shall be determined as provided in Schedule I based on the Rating Level in effect on each applicable day of such quarter.
(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the relevant L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit equal to an amount per annum to be agreed in writing by the Borrower and such L/C Issuer times the daily maximum amount available to be drawn under such Letter of Credit, it being agreed that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any outstanding Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit after giving effect to all such reductions that have theretofore occurred and are in effect at the relevant time of determination. Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth day (or for any such fifteenth day that is not a Business Day, the immediately preceding Business Day) after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the relevant L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges of the relevant L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application or Issuer Document, the terms hereof shall control.
(l)Outstanding Letters of Credit. On the date hereof, each Letter of Credit listed on Schedule III shall be deemed to have been issued under this Agreement by an L/C Issuer, as specified on Schedule III, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer a participation, to the extent of such Bank’s Pro Rata Share, in such Letters of Credit.
(m)Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn thereunder at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any outstanding Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit after giving effect to all such reductions that have theretofore occurred and are in effect at the relevant time of determination.
(n)Replacement of an L/C Issuer. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Banks of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.9(j). From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
Section 2.10    Prepayments. The Borrower may (a) in respect of Term Benchmark Advances, upon notice by 12:00 Noon at least three U.S. Government Securities Business Days’ in advance of the proposed prepayment, and (b) in respect of Base Rate Advances, upon notice by 11:00 A.M. on the day of the proposed prepayment, to the Administrative Agent (which shall promptly notify each Bank) stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and in the case of Term Benchmark Advances, the specific Borrowing or Borrowings pursuant to which made, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000, and provided further, that if the Borrower prepays any Term Benchmark Advance on any day other than the last day of an Interest Period therefor, the Borrower shall compensate the Banks pursuant to Section 8.4(b).
Section 2.11    Increased Costs; Capital Adequacy, Liquidity Etc. (a) Subject to Section 8.8, if, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the date of this Agreement, or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law) in each case made or issued after the date of this Agreement, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Term Benchmark Advances (other than increased costs described in Section 2.6 or in clause (c) below, Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), the Borrower shall from time to time, within 20 Business Days following its receipt of the certificate herein referenced (with a copy of such certificate from the requesting Bank to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate in reasonable detail stating the basis for and the amount of such increased cost, showing in reasonable detail the calculation of such additional amounts as shall be required to compensate it for the increased costs to it as a result of such events and certifying that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities shall be submitted to the Borrower and the Administrative Agent by such Bank, which certificate shall be conclusive and binding for all purposes, absent manifest error. Promptly after any Bank becomes aware of any such introduction, change or proposed compliance, such Bank shall notify the Borrower thereof. No Bank shall be permitted to recover increased costs incurred or accrued pursuant to this Section 2.11(a) more than 180 days prior to the date it sends the certificate to the Borrower which is referred to in this Section 2.11(a); provided, however, that if any such introduction, change, interpretation, guideline or request referred to above giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the purposes of this Section 2.11, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and all rules, regulations, orders, requests, guidelines or directives promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.
(b)If the Borrower so notifies the Administrative Agent of any increased cost pursuant to the provisions of Section 2.11(a), the Borrower shall have the right to Convert all Advances of the Type affected by such increased cost of all Banks then outstanding into Advances of another Type in accordance with Section 2.8 and, additionally, reimburse such Bank for such increased cost in accordance with Section 2.11(a).
(c)If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any such Bank (or its lending office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank, in each case made or issued after the date hereof), has or would have the effect of increasing the amount of capital or liquidity required or expected to be maintained as a result of its Commitment hereunder, such Bank shall have the right to give prompt written notice thereof to the Borrower with a copy to the Administrative Agent, which notice shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate it for the increased cost to it as a result of such increase in capital or liquidity and shall certify that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities, which notice shall be conclusive and binding for all purposes, absent manifest error, although the failure to give any such notice shall not, unless such notice fails to set forth the information required above or except as otherwise expressly provided in Section 2.18(a), release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to Section 2.18(a). No Bank shall be permitted to recover increased costs incurred or accrued pursuant to this Section 2.11(c) more than 180 days prior to the date it sends the certificate to the Borrower which is referred to in this Section 2.11(c); provided, however, that if any such adoption or change in any applicable law, rule, regulation or treaty, or any request or directive, giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)Each Bank shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office so as to avoid the imposition of any increased costs under Section 2.6 or this Section 2.11 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to it.
Section 2.12    Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of or compliance with any law or regulation, in each case after the date hereof, shall make it unlawful, or any governmental authority, central bank or comparable agency shall, after the date hereof, assert that it is unlawful, for any Bank or its Term Benchmark Lending Office to perform its respective obligations hereunder to make Term Benchmark Advances or to continue to fund or maintain Term Benchmark Advances hereunder, then, on notice thereof and demand therefor by such Bank to the Borrower through the Administrative Agent, (a) the obligation of such Bank to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, Term Benchmark Advances or Term Benchmark Borrowings shall terminate and (b) if then required by the provisions of such event, the Borrower shall forthwith Convert all affected Term Benchmark Advances of all Banks then outstanding into Advances of another Type in accordance with Section 2.8 (other than the requirement that Conversions be made only on the last day of an Interest Period).
Section 2.13    Payments and Computations. (a) The Borrower shall make each payment under any Loan Document not later than 12:00 Noon on the day when due in dollars to the Administrative Agent at its Payment Office in same day funds without setoff, deduction or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.6, 2.11, 2.14, 2.17 or 8.4(b)) to the Banks (decreased, as to any Bank, for any Taxes withheld in respect of such Bank as contemplated by Section 2.14(a)) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b)All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (b) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and, subject to Section 8.8, all computations of interest based on the Adjusted Term SOFR Rate, the NYFRB Rate or, during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof, the Base Rate and all computations of facility fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.6 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.6, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall, subject to Section 8.8, repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the earlier of (i) the date such Bank repays such amount to the Administrative Agent and (ii) the date two Business Days after the date such amount is so distributed, at the NYFRB Rate and thereafter until the date such Bank repays such amount to the Administrative Agent at the NYFRB Rate plus 2%.
Section 2.14    Taxes. (a) Subject to Section 8.8, any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction for any Taxes, except as required by applicable law. Subject to Section 8.8, if the Borrower or the Administrative Agent shall be required by law (as determined in the good faith discretion of the Borrower or the Administrative Agent, as applicable) to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (x) if such Taxes required to be deducted are Indemnified Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower or the Administrative Agent shall be entitled to make such deductions and (z) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
(b)In addition, subject to Section 8.8, the Borrower agrees to pay to the relevant taxing authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(c)The Borrower, to the fullest extent permitted by law, will indemnify each Bank and the Administrative Agent for the full amount of Indemnified Taxes paid by such Bank or the Administrative Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. This indemnification shall be made within 45 days from the date such Bank or the Administrative Agent, as the case may be, makes written demand therefor from the Borrower and provides the Borrower a reasonably detailed written explanation of the nature and amount of such claim, together with copies of all demands and other communications received by such Bank or the Administrative Agent, as the case may be, from related taxing authorities. No Bank nor the Administrative Agent shall be indemnified for Indemnified Taxes (i) incurred or accrued more than 180 days prior to the date that such Bank or the Administrative Agent notifies the Borrower thereof or (ii) arising out of a failure by a Bank or the Administrative Agent to provide the Prescribed Forms or other comparable document prescribed by any applicable law to the Borrower and the Administrative Agent; provided, however, that if such Indemnified Taxes result from an adoption or change in applicable law that has retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)Each Bank shall severally indemnify (i) the Administrative Agent for any Indemnified Taxes attributable to such Bank, (ii) the Borrower or the Administrative Agent, as applicable, for any Taxes attributable to such Bank’s failure to comply with the provisions of Section 8.6(d) relating to the maintenance of a Participant Register, and (iii) the Borrower or the Administrative Agent, as applicable, for any Excluded Taxes attributable to such Bank, in each case, that are paid by the Borrower or the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to any Bank by the Borrower or the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owning to such Bank under any Loan Document or otherwise payable by the Borrower or the Administrative Agent to the Bank from any other source against any amount due to the Borrower or the Administrative Agent under this paragraph (d).
(e)Within 45 days after the date of any payment of Taxes pursuant to this Section 2.14 by or at the direction of the Borrower (or, in the case of clause (i) of this Section 2.14(e), within 10 Business Days after the Borrower has received a receipt from the relevant taxing authority), the Borrower will furnish to the Administrative Agent, at the relevant address referred to in Section 8.2, (i) the original or a certified copy of a receipt evidencing payment thereof if the relevant taxing authority provides a receipt or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of payment thereof. If any party determines, in its sole discretion exercised in good faith, that is has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other categories imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Each Bank shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office, or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.
(g)Each Bank also agrees to deliver to the Borrower and to the Administrative Agent such forms or documentation, including the Prescribed Forms referred to in Section 8.18, as may at any time be required in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that, at the relevant time, applicable laws permit such Bank to do so.
(h)In the case of a Bank that would be subject to withholding Tax imposed by FATCA on payments made on account of any obligation of the Borrower hereunder if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payments. Solely for purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15    Sharing of Payments, Etc. If, other than as provided elsewhere herein, any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Total Outstanding Amount made by it (other than pursuant to Section 2.6, 2.11, 2.14, 2.17, 2.18 or 8.4(b)) in excess of its ratable share of payments on account of the Total Outstanding Amount, obtained by all Banks with respect to the Total Outstanding Amount such Bank receiving a greater proportion of the payments shall forthwith purchase from the applicable Banks participations in the Total Outstanding Amount made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of its ratable share (according to the proportion of (a) the amount of the participation purchased from such Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were its direct creditor in the amount of such participation.
Section 2.16    Ratable Reduction or Termination of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided that each partial reduction shall be in the aggregate amount of at least $10,000,000; provided, further, no such termination or reduction shall reduce the Total Committed Amount to an amount less than the Total Outstanding Amount. Any reduction or termination of any Commitment (whether pursuant to this Section 2.16, Section 2.17 or Section 2.18) shall be irrevocable, provided, further, that, notwithstanding the foregoing, a notice of termination of the Total Committed Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of one or more other credit facilities, one or more issuances of debt securities and/or the satisfaction of one or more other conditions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon and at all times after any Commitment of any Bank is terminated in whole pursuant to any provision of this Agreement, such Commitment shall be zero and such Bank shall have no further obligation to make any Advances or purchase participations in L/C Obligations.
Section 2.17    Non-Ratable Reduction or Termination of Commitments. The Borrower shall have the right, without the consent of any Bank, but subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), to reduce in part or to terminate in whole the Commitment of one or more Banks non-ratably, provided that (a) on the effective date of any such reduction or termination (i) there are no amounts outstanding under any of such Bank’s Notes, (ii) no Event of Default or event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, shall have occurred and be continuing, (iii) the senior unsecured long-term debt of the Borrower is rated BBB- or better by Standard & Poor’s or Baa3 or better by Moody’s, and (iv) the Borrower shall pay to any Bank whose Commitment is terminated all amounts owed by the Borrower to such Bank under this Agreement (including accrued facility fees), (b) the aggregate amount of each non-ratable reduction shall be at least $10,000,000, and (c) the aggregate amount of all such non-ratable reductions and terminations of Commitments since the date of this Agreement shall not exceed $25,000,000. The Borrower shall give the Administrative Agent at least three Business Days’ notice of the Borrower’s intention to reduce or terminate any Commitment pursuant to this Section 2.17.
Section 2.18    Termination; Replacement of Bank.
(a)Each Bank agrees that, upon Borrower’s receipt of the notice and certificate specified in Section 2.11(c) or a claim that Borrower pay Indemnified Taxes or additional amounts to any Bank or any governmental authority for the account of any Bank pursuant to Section 2.14, at the request of the Borrower, such Bank will promptly enter into good faith negotiations with the Borrower with respect to the method of reimbursement or payment for the costs or other amounts specified in such notice. No later than 20 Business Days after the Borrower’s receipt of any such notice or claim, and assuming the Bank giving same has made itself available for the aforesaid good faith negotiations, the Borrower shall have the option, to be exercised in writing, to (i) subject to Section 8.8, compensate such Bank for the specified costs or other amounts on the basis, if any, negotiated between it and the Borrower, (ii) terminate such Bank’s Commitment to the extent, and on the terms and conditions, specified in Section 2.18(b) or (iii) replace such Bank with another commercial bank or other financial institution to the extent, and on the terms and conditions, specified in Section 2.18(c); provided that if the Borrower fails to so exercise either of options (ii) or (iii), it shall be deemed to have agreed to reimburse such Bank for the costs or other amounts specified in such notice and certificate delivered pursuant to Section 2.11(c). Notwithstanding the foregoing, the Borrower shall not be obligated to reimburse any Bank pursuant to this or Section 2.18(b) or (c) for any costs or other amounts under Section 2.11(c) or Section 2.14 incurred or accruing more than 180 days prior to the date on which it gave the written notice and certificate specified in Section 2.11(c) or Section 2.14, as the case may be; provided, however that such 180-day period shall be subject to the provisos at the end of each of Section 2.11(c) and Section 2.14(c).
(b)In the event that the Borrower has given notice to a Bank pursuant to Section 2.18(a) that it elects to terminate such Bank’s Commitment (a copy of which notice shall be sent to the Administrative Agent who will promptly notify each Bank), such termination shall become effective 20 Business Days thereafter unless such Bank irrevocably withdraws its request for costs or other amounts in writing delivered to the Borrower and the Administrative Agent prior to such 20th Business Day. On the date of the termination of the Commitment of any Bank pursuant to this Section 2.18(b), (i) the Borrower shall deliver notice of the effectiveness of such termination to such Bank and to the Administrative Agent, (ii) the Borrower shall pay all amounts owed by the Borrower to such Bank under this Agreement or under the Note payable to it by such Bank (including principal of and interest on the Advances owed to such Bank, accrued facility fees and amounts specified in its notice and certificate delivered pursuant to Section 2.11(c) or Section 2.14 with respect to the period prior to such termination) and (iii) upon the occurrence of the events set forth in clauses (i) and (ii), such Bank shall cease to be a “Bank” hereunder for all purposes except for rights under Sections 2.6, 2.11, 2.14 and 8.4 arising out of events and occurrences before or concurrently with its ceasing to be a “Bank” hereunder. The Borrower may elect to terminate a Bank’s Commitment pursuant to Section 2.18(a) only if at such time:
(i)no Event of Default is then in existence or would be in existence but for requirement that notice be given or time elapse or both; and
(ii)the Borrower has elected, or is then electing, to terminate the Commitments of all Banks which have made similar requests for costs or other similar amounts under Section 2.11(c) or under Section 2.14, which requests have not been withdrawn, provided, that requests may be determined by the Borrower to be dissimilar based on the negotiation of materially dissimilar rates of compensation under clause (i) of Section 2.11(a).
(c)In the event that any Bank (i) shall claim payment of any additional amounts pursuant to Section 2.6, Section 2.11(a), Section 2.12 or Section 2.18(a) or (b), (ii) exercises its option pursuant to Section 2.18(a)(iii), (iii) makes a claim that Borrower pay Indemnified Taxes or additional amounts to such Bank or any governmental authority for the account of such Bank pursuant to Section 2.14, (iv) does not consent to the extension of the Termination Date pursuant to Section 2.21, or (v) becomes a Defaulting Bank, then the Borrower shall have the right, exercisable at its option, to replace such Bank with another commercial bank or other financial institution, including any then existing Bank; provided that such replacement commercial bank or other financial institution, (i) if it is not a Bank, shall be reasonably acceptable to the Administrative Agent and if it is replacing a Bank, reasonably acceptable to each L/C Issuer, in each case, not to be unreasonably withheld, delayed or conditioned, (ii) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase all of such Bank’s rights and assume all of such Bank’s obligations hereunder and interest in the Advances owing to such Bank, and the Note held by such Bank without recourse at the principal amount of such Note plus interest accrued thereon, and accrued facility fees, to the date of such purchase on a date therein specified, and (iii) shall execute and deliver to the Administrative Agent a document reasonably satisfactory to the Administrative Agent pursuant to which such replacement commercial bank or other financial institution becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such replacement commercial bank or other financial institution is already a Bank, the amount of its Commitment prior to such replacement), which document, if such replacement commercial bank or other financial institution is not already a Bank, shall (among other matters) specify the Domestic Lending Office and Term Benchmark Lending Office of such replacement commercial bank or other financial institution; provided, further, that no Bank shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.18(c), acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.4 and all other amounts owed by the Borrower to such Bank (other than the principal of and interest on the Advances of such Bank, and accrued facility fees, purchased by the replacement commercial bank or other financial institution), the replacement commercial bank or other financial institution shall constitute a “Bank” hereunder with a Commitment as so specified, and the Bank being so replaced shall no longer constitute a “Bank” hereunder, and its Commitment shall be deemed terminated, except that the rights under Sections 2.6, 2.11, 2.14 and 8.4 of the Bank being so replaced shall continue with respect to events or occurrences before or concurrently with its ceasing to be a “Bank” hereunder. If, however, (x) a Bank accepts such an offer and such commercial bank or other financial institution fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.11 or the additional amounts pursuant to Section 2.14, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.
Section 2.19    Defaulting Banks. Notwithstanding any provision of any Loan Document to the contrary, if any Bank (and for purposes of this Section 2.19, each such Person, as the context may require, an “Applicable Bank”) becomes a Defaulting Bank, then the following provisions shall apply for so long as such Applicable Bank is a Defaulting Bank:
(a)Facility Fees. Facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.3; provided that, to the extent Advances made by such Defaulting Bank are repaid by the Borrower, no fees shall accrue on that portion of such Defaulting Bank’s Commitment corresponding to such repaid amount.
(b)Amendments, Waivers, Etc. The Commitment (and for purposes of this Section 2.19, each such commitment, as the context shall require, an “Applicable Commitment”), and Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1); provided that any waiver, amendment or modification (i) requiring the consent of all Banks or each affected Bank which by its terms directly affects such Defaulting Bank differently than other affected Banks, or (ii) under Section 8.1(b) (only with respect to such Defaulting Bank’s commitments and other funding obligations hereunder), Section 8.1(c) (except with respect to amounts as contemplated under this Section 2.19) or Section 8.1(d) (except with respect to amounts as contemplated under this Section 2.19 and in respect of extensions of the Termination Date pursuant to Section 2.21), shall in each case require the consent of such Defaulting Bank (other than the termination of any Defaulting Bank’s Commitment).
(c)Exposure Reallocation. If any Swingline Exposure or L/C Obligations (and for purposes of this Section 2.19, each such type of obligations, as the context shall require, an “Applicable L/C Obligation”), exist at the time an Applicable Bank becomes a Defaulting Bank then:

(i)all or any part of the Swingline Exposure and Applicable L/C Obligations of such Defaulting Bank shall be reallocated among the respective Applicable Banks that are then non-Defaulting Banks in accordance with their respective Pro Rata Shares (and for purposes of this Section 2.19, each such type of pro rata share, as the context shall require, an “Applicable Pro Rata Share”) (for the purposes of such reallocation, the Defaulting Bank’s Applicable Commitment shall be disregarded from all Applicable Commitments in determining such non-Defaulting Banks’ respective Applicable Pro Rata Share) but only to the extent (x) the sum of the Total Outstanding Amount attributable to all such non-Defaulting Banks plus such Defaulting Bank’s Swingline Exposure and Applicable L/C Obligations, as the case may be, does not exceed the total of all such non-Defaulting Banks’ Applicable Commitments, (y) the conditions set forth in Section 3.2(a) are satisfied at such time and (z) sum of the Total Outstanding Amount attributable to each non-Defaulting Bank plus its reallocated share of such Defaulting Bank’s Swingline Exposure and Applicable L/C Obligation, as the case may be, does not exceed such non-Defaulting Bank’s Applicable Commitments;
(ii)if the reallocation described in clause (c)(i) above cannot, or can only partially, be effected, then within three (3) Business Days following the Borrower’s receipt of notice from the Administrative Agent (x) first, the Borrower shall prepay such Swingline Exposure of such Defaulting Bank (without obligation to prepay the Swingline Exposure of any other Applicable Bank that is not then a Defaulting Bank) and (y) second, the Borrower shall Cash Collateralize such Defaulting Bank’s Applicable L/C Obligations (after giving effect to any partial reallocation pursuant to clause (c)(i) above) in accordance with the procedures set forth in Section 2.9(g) for so long as such Applicable L/C Obligation is outstanding;
(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Bank’s Applicable L/C Obligation pursuant to this Section 2.19, then the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.9(i) with respect to such Defaulting Bank’s Applicable L/C Obligations during the period such Defaulting Bank’s Applicable L/C Obligation is Cash Collateralized, and no such fees shall accrue during such period;
(iv)if the Applicable L/C Obligations of the Applicable Banks that are then non-Defaulting Banks are reallocated pursuant to above clause (c)(i), then the fees payable to such non-Defaulting Banks pursuant to Section 2.9(i) shall be adjusted in accordance with such non-Defaulting Banks’ Applicable Pro Rata Shares; and
(v)if any Defaulting Bank’s Applicable L/C Obligation is neither Cash Collateralized nor reallocated pursuant to this Section 2.19, then, without prejudice to any rights or remedies of the L/C Issuer (and for purposes of this Section 2.19, each such letter-of-credit issuer, as the context shall require, an “Applicable L/C Issuer”) or any other Applicable Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Applicable Commitment that was utilized by such Applicable L/C Obligation) and letter of credit fees payable under Section 2.9(i) with respect to such Defaulting Bank’s Applicable L/C Obligation shall be payable to the Applicable L/C Issuer until such Applicable L/C Obligation is Cash Collateralized or reallocated.
(d)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Bank pursuant to Section 8.5), shall be applied at such time or times as may be determined by the Administrative Agent as follows:
(i)first, to the payment of any amounts owing by that Defaulting Bank to the Administrative Agent hereunder;
(ii)second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Applicable L/C Issuer or Swingline Lender hereunder;
(iii)third, if so determined by the Administrative Agent or requested by an Applicable L/C Issuer or Swingline Lender, to be held as cash collateral for existing or future funding obligations of that Defaulting Bank of any participation in any Swingline Loan or Letter of Credit, as the case may be (and for purposes of this Section 2.19, each such type of letter of credit, as the context shall require, an “Applicable Letter of Credit”);
(iv)fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any credit extension in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(v)fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy funding and participation obligations of that Defaulting Bank under this Agreement;
(vi)sixth, to the payment of any amounts owing to the Applicable Banks, the Applicable L/C Issuers or Swingline Lender as a result of that Defaulting Bank’s breach of its obligations under this Agreement;
(vii)seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and
(viii)eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that, with respect to this clause eighth, if (x) such payment is a payment of the principal amount of any loans or Applicable L/C Obligations in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such loans or obligations were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the loans of, and such obligations owed to, all respective non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any loans of, or such obligations owed to, that Defaulting Bank.
Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.19(d) shall be deemed paid to and redirected by that Defaulting Bank, and each Applicable Bank irrevocably consents hereto.
(e)Swingline Loans and Letters of Credit. So long as any Applicable Bank is a Defaulting Bank, the Swingline Lender shall not be required to fund any Swingline Loan, and so long as any Applicable Bank is a Defaulting Bank, no Applicable L/C Issuer shall be required to issue, amend or increase any Applicable Letter of Credit with respect to which such Defaulting Bank has an Applicable Commitment, unless it is satisfied that the related exposure will be 100% covered by the Applicable Commitments of the respective non-Defaulting Banks or cash collateral provided by or on behalf of the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Applicable Letter of Credit or newly made Swingline Loan shall be allocated among the respective non-Defaulting Banks in a manner consistent with Section 2.9(c) (and Defaulting Bank shall not participate therein).
(f)Reinstatement as a Non-Defaulting Bank. If the Administrative Agent, the Borrower, the Swingline Lender and the Applicable L/C Issuers each agrees in writing that a Person then a Defaulting Bank has adequately remedied all matters that caused, or are then causing, such Person to be a Defaulting Bank, then the Swingline Exposure and exposure with respect to all Applicable Letters of Credit of all respective Applicable Banks shall be readjusted to reflect the inclusion of such Person’s Applicable Commitments, and on such date such Person shall purchase at par such of the loans of the other respective Applicable Banks (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Person to hold such loans in accordance with its Applicable Pro Rata Share.
(g)Rights and Remedies against a Defaulting Bank. The rights and remedies against, and with respect to, a Defaulting Bank under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, Applicable Bank,

Applicable L/C Issuer or the Borrower may, at any time, have against, or with respect to, such Defaulting Bank.
Section 2.20    Commitment Increase.
(a)Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Banks but with the prior approval of the Administrative Agent and each L/C Issuer (such approval not to be unreasonably withheld, delayed or conditioned), to cause from time to time and at any time an increase in the Commitments of the Banks (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that is not already a Bank hereunder (each a “CI Bank”) or by allowing one or more existing Banks to increase their respective Commitments; provided, however that (i) no Event of Default shall have occurred which is then continuing, (ii) no such Commitment Increase shall cause the Total Committed Amount to exceed $3,000,000,000, (iii) no Bank’s Commitment shall be increased without such Bank’s prior written consent (which consent may be given or withheld in such Bank’s sole and absolute discretion), and (iv) if, on the effective date of such increase, any Term Benchmark Advances have been made, then the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Term Benchmark Advances.
(b)Any Commitment Increase shall be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit F attached hereto. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) the identity of each CI Bank or Bank (or any combination thereof) that has agreed in writing to increase its Commitment hereunder and (iv) the amount of the respective Commitments of the then existing Banks that are increasing their respective Commitments and the CI Banks from and after the Commitment Increase Effective Date (as defined below). If the Administrative Agent and each L/C Issuer approve such CI Bank (such approval not to be unreasonably withheld or delayed) and consent to such Commitment Increase (such consent not to be unreasonably withheld or delayed), all such Persons shall execute a counterpart to the Notice of Commitment Increase and such Commitment Increase shall be effective on the proposed effective date set forth in the Notice of Commitment Increase or on another date agreed to by the Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).
(c)On each Commitment Increase Effective Date, to the extent that there are Advances outstanding as of such date, (i) each CI Bank shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Bank’s New Funds Amount (as defined below), which amount, for each such CI Bank, shall constitute Advances made by such CI Bank to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Bank (as defined below) its Reduction Amount (as defined below), which amount, for each such Reducing Percentage Bank (as defined below), shall constitute a prepayment by the Borrower pursuant to Section 2.10, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Advances of such Reducing Percentage Bank, and (iii) the Borrower shall be responsible to pay to each Bank any breakage fees or costs in connection with the reallocation of any outstanding Term Benchmark Advances.
(d)For purposes of this Section 2.20 and Exhibit F, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to the product of a Bank’s increased Commitment or a CI Bank’s Commitment (as applicable) represented as a percentage of the Total Committed Amount after giving effect to the Commitment Increase, times the aggregate principal amount of the outstanding Advances immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Advances as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Bank” means each then existing Bank immediately prior to giving effect to the Commitment Increase that does not increase its respective Commitment as a result of the Commitment Increase and whose Pro Rata Share of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Bank’s outstanding Advances decrease as of a Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).
(e)Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Bank’s information as provided in the Notice of Commitment Increase and pursuant to an administrative questionnaire reasonably satisfactory to the Administrative Agent that shall be executed and delivered by each CI Bank to the Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule II hereof shall be amended and restated to set forth all Banks (including any CI Banks) that will be Banks hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Bank (including each CI Bank) a copy of such amended and restated Schedule II, and (iii) each CI Bank identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Bank” for all purposes under this Agreement.
Section 2.21    Extension of Termination Date.
(a)Not earlier than 60 days prior to, nor later than 30 days prior to, each anniversary of the date hereof, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Banks), request a one-year extension of the Termination Date provided that the Borrower may not exercise this right more than two times prior to the Termination Date. Within 15 days of delivery of such notice, each Bank shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Bank’s sole and absolute discretion). Any Bank not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Banks of the Banks’ responses.
(b)The Termination Date shall be extended only if the Majority Banks (calculated excluding any Defaulting Bank and after giving effect to any replacements of Banks permitted herein) (each such Bank a “Consenting Bank”) have consented thereto. If so extended, the Termination Date, as to the Consenting Banks and as to any Person replacing a Bank that does not consent to an extension (that so agrees upon becoming such a replacement), shall be extended to the same date in the following year, effective as of the Termination Date then in effect (such existing Termination Date being the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Banks such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Effective Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension or confirming that those previously delivered pursuant to Section 3.1 remain in full force and effect and have not been amended or rescinded, as the case may be, and (ii) certifying that, (A) immediately before and after giving effect to such extension, the representations and warranties contained in Article IV made by it are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) immediately before and after giving effect to such extension no Event of Default exists or will exist, and (C) since (1) the most immediately preceding June 30 or (2) the filing of a Form 8-K pertaining to any such type of event which was filed after such June 30 and prior to the date 30 days preceding such Extension Effective Date, whichever shall later occur, there has not occurred an event, development or circumstance that has had or would reasonably be expected to have, a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole.
(c)If any Bank does not consent to the extension of the Termination Date as provided in this Section 2.21, the Borrower shall have the right to replace such Bank in accordance with Section 2.18(c). For the avoidance of doubt, in the event such non-consenting Bank is not replaced, the Termination Date with respect to that Bank shall not be extended.

Section 2.22    Swingline Commitment.
(a)Subject to the terms and conditions hereof, each Swingline Lender severally agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time until the Termination Date by making swing line loans (“Swingline Loans”) to the Borrower; provided that no Swingline Lender shall be obligated to fund any Swingline Loan which would result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding its Swingline Commitment, (ii) the (A) sum of (1) such Swingline Lender’s Pro Rata Share of outstanding L/C Obligations plus (2) such Swingline Lender’s Pro Rata Share of outstanding Advances (without regard to Swingline Loans) plus (3)(x) such Swingline Lender’s Pro Rata Share of outstanding Swingline Loans made by any Swingline Lender other than it and (y) outstanding Swingline Loans made by such Swingline Lender less (B) outstanding Swingline Loans, if any, being repaid with the proceeds of a Borrowing exceeding its Credit Exposure, or (iii) the sum of the Advances exceeding the Total Committed Amount; provided, further that no Swingline Lender shall be obligated to fund any Swingline Loan to refinance an outstanding Swingline Loan. Prior to the Termination Date, the Borrower may use the Swingline Commitment by borrowing, repaying (in whole or part) and reborrowing, all in accordance with the terms and conditions hereof. The Borrower may prepay Swingline Loans at any time upon notice to the applicable Swingline Lender by 12:00 Noon on the day of the proposed prepayment stating the proposed date and aggregate principal amount to be prepaid.
(b)The Borrower shall repay to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of (i) the Termination Date and (ii) the fifth Business Day after such Swingline Loan is made; provided that on each date that an Advance is borrowed, the Borrower shall repay all Swingline Loans then outstanding. The unpaid principal amount of each Swingline Loan shall bear interest at the per annum rate equal to the Swingline Rate in effect from time to time.
(c)The obligation of each Swingline Lender to make Swingline Loans to the Borrower is subject to the same conditions precedent for the making of Advances under Section 3.2, other than compliance with Section 2.2(a), as referred to in said Section 3.2.
Section 2.23    Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a)Whenever the Borrower desires that a Swingline Lender make Swingline Loans it shall give irrevocable telephonic notice to the Administrative Agent and the applicable Swingline Lender, confirmed promptly in writing (which telephonic notice must be received by such Swingline Lender not later than 2:00 P.M. on the proposed date Swingline Loans are requested to be made), specifying (i) the amount to be borrowed and (ii) the requested date such Swingline Loans are to be advanced (which shall be a Business Day). Each borrowing under the Swingline Commitment shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. On the date such Swingline Loans are requested to be advanced pursuant to the Borrower’s corresponding written confirmation referenced above, the applicable Swingline Lender shall make such Swingline Loan available to the Borrower in immediately available funds promptly on the date such Swingline Loans are requested to be advanced.
(b)Each Swingline Lender (or the Administrative Agent, acting at the request of the applicable Swingline Lender), at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes such Swingline Lender and the Administrative Agent to so act on its behalf), on one Business Day’s prior notice to the Administrative Agent and each Bank, with copy to the Borrower, given by such Swingline Lender (or the Administrative Agent, acting at the request of the applicable Swingline Lender) no later than 12:00 Noon, New York City time, request each Bank to make, and each Bank hereby agrees to make, an Advance, in an amount equal to such Bank’s Pro Rata Share of the aggregate amount of such Swingline Lender’s Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay such Swingline Lender (or the Administrative Agent, for the account of the applicable Swingline Lender) as specified in such notice. Each Bank shall make the amount of such Advance available to the Administrative Agent at the Payment Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Advances shall be immediately made available by the Administrative Agent to the applicable Swingline Lender for application by it to the repayment of the Refunded Swingline Loans.
(c)If prior to the time an Advance would have otherwise been made pursuant to Section 2.23(b), one of the events described in Section 6.1(e) shall have occurred and be continuing with respect to the Borrower or any Principal Subsidiary or if for any other reason, as determined by the applicable Swingline Lender in its sole discretion, Advances may not be made as contemplated by Section 2.23(b), each Bank shall, on the date such Advance was to have been made pursuant to the notice referred to in Section 2.23(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Administrative Agent (for the account of any Swingline Lender) an amount (the “Swingline Participation Amount”) equal to (i) such Bank’s Pro Rata Share times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding to such Swingline Lender that were to have been repaid with such Advances.
(d)Whenever, at any time after the Administrative Agent (on behalf of any Swingline Lender) has received from any Bank such Bank’s Swingline Participation Amount, the Administrative Agent (on behalf of any Swingline Lender) receives any payment on account of outstanding Swingline Loans, the Administrative Agent (on behalf of any Swingline Lender) will distribute to such Bank its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Administrative Agent (on behalf of any Swingline Lender) is required to be returned, such Bank will return to the Administrative Agent (on behalf of any Swingline Lender) any portion thereof previously distributed to it by such Swingline Lender.
(e)Each Bank’s obligation to make the Advances referred to in Section 2.23(b) and to purchase participating interests pursuant to Section 2.23(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Bank or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default or the failure to satisfy any of the other conditions specified in Section 3.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Bank or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
ARTICLE III
CONDITIONS TO ADVANCES
Section 3.1    Initial Conditions Precedent. The obligation of each Bank to make Advances and the obligation of the L/C Issuers to issue Letters of Credit, pursuant to the terms and conditions of this Agreement, is subject to the conditions precedent that the Administrative Agent shall have received the following, each dated on or before the date hereof, in form and substance reasonably satisfactory to the Administrative Agent:
(a)This Agreement, executed by the Borrower and each Bank, and, to the extent requested by any Bank within three Business Days of the Closing Date, an executed Note payable to such Bank, respectively.
(b)Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, each Note, each Letter of Credit Application, each Letter of Credit and each Notice of Borrowing, and of all documents evidencing other necessary corporate action with respect to each such Loan Document and certified copies of the restated certificate of incorporation and bylaws of the Borrower.
(c)A certificate of the Corporate Secretary, Deputy Corporate Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the

Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.
(d)A favorable opinion of Shearman & Sterling LLP, counsel for the Borrower, to be delivered to, and for the benefit of, the Banks and the Administrative Agent, at the express instruction of the Borrower.
(e)A favorable opinion of Michael P. Donaldson, Executive Vice President and General Counsel of the Borrower, to be delivered to, and for the benefit of, the Banks and the Administrative Agent, at the express instruction of the Borrower.
(f)A certificate of a Responsible Officer of the Borrower certifying (i) there has not occurred a material adverse change since December 31, 2022 in the consolidated financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) there has not occurred a material adverse change since March 31, 2023 in the business, assets, liabilities (actual or contingent), operations or condition (other than financial) of the Borrower and its Subsidiaries taken as a whole, and (iii) compliance with the financial covenant set forth in Section 5.2(c) as of March 31, 2023.
(g)(i) At least three days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Closing Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.
(h)Termination of all commitments and payment of all amounts due under the Existing 2019 Credit Agreement.
(i)The Administrative Agent, the Banks and the Arrangers shall have received all fees and amounts agreed to be paid by the Borrower that are due and payable on or prior to the Closing Date, and, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses agreed to be paid by the Borrower that are required to be reimbursed or paid by the Borrower hereunder (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP pursuant to Section 8.4).
Section 3.2    Additional Conditions Precedent to Each Advance and L/C Credit Extension. The obligation of each Bank to make any Advance and the obligation of the L/C Issuers to make any L/C Credit Extension shall be subject to the additional conditions precedent that on the date of such Advance or L/C Credit Extension (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, as the case may be, and the acceptance by the Borrower of the proceeds of such Advance or such L/C Credit Extension, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Advance or L/C Credit Extension such statements are true):
(i)The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such Advance or L/C Credit Extension (other than those representations and warranties that expressly speak solely as of an earlier date, which remain correct as of such earlier date), immediately before and after giving effect to such Advance and the Borrowing of which such Advance is a part or such L/C Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or such L/C Credit Extension or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) the Administrative Agent shall have received the Notice of Borrowing required by Section 2.2(a) or the Letter of Credit Application required by Section 2.9(b)(i).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Banks as follows:
(a)The Borrower and each Principal Subsidiary are duly organized or validly formed, validly existing and (if applicable) in good standing, in each case under the laws of its jurisdiction of incorporation or formation. The Borrower and each Principal Subsidiary have all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted.
(b)The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party: (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action of the Borrower, (iii) require, in respect of the Borrower, no action by or in respect of, or filing with, any governmental body, agency or official and (iv) do not contravene, or constitute a default under, any provision of law or regulation (including Regulation T, Regulation U and Regulation X) applicable to it or the restated certificate of incorporation or by-laws of the Borrower or except as disclosed to the Administrative Agent pursuant to this Agreement, any material judgment, injunction, order, decree or agreement binding upon it or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any material asset of the Borrower or any of its Subsidiaries (“material” for the purposes of this representation meaning creating a liability of $200,000,000 or more).
(c)This Agreement and each Note are, and each other Loan Document to which the Borrower is or will be a party, have been duly executed and delivered and when executed and delivered in accordance with this Agreement will be, the legal, valid and binding obligation of the Borrower, to the extent a party thereto, enforceable against it, as the case may be, in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
(d)The audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2022 and the related audited consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the fiscal year then ended and the unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2023, and the related unaudited condensed consolidated statements of income and comprehensive income, cash flows and stockholders’ equity for the three months then ended, in each case as filed with the Securities and Exchange Commission in its Form 10-K for the year ended December 31, 2022 and Form 10-Q for the quarter ended March 31, 2023, respectively, fairly present, in conformity with GAAP except as otherwise expressly noted therein, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments. As of March 31, 2023, the Borrower was in compliance with the financial covenant set forth in Section 5.2(c).
(e)From December 31, 2022 to the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, considered as a whole; from March 31, 2023 to the date of this Agreement, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (other than financial) of the Borrower and its Subsidiaries considered as a whole.
(f)Except as disclosed in the Borrower’s Form 10-K for the year ended December 31, 2022 or the Borrower’s Form 10-Q for the quarter ended March 31, 2023 in each case, as filed with the Securities and Exchange Commission prior to the date hereof, or as otherwise disclosed to the

Administrative Agent pursuant to this Agreement, there is no action, suit or proceeding pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower threatened against the Borrower or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or any other Loan Document to which the Borrower is or will be a party.
(g)Except as disclosed to the Administrative Agent pursuant to this Agreement, no Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $200,000,000 exists. Except as disclosed to the Administrative Agent pursuant to this Agreement, neither the Borrower nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is insolvent or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $200,000,000 exists.
(h)United States federal income tax returns of the Borrower and its Subsidiaries have been closed through the fiscal year ended December 31, 2018, or such subsequent date as disclosed to the Administrative Agent pursuant to this Agreement. The Borrower and its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns which to the knowledge of the Borrower are due prior to the date of this Agreement (considering any extensions filed by the Borrower and its Subsidiaries) required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings, except where failure to pay such taxes could not reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries considered as a whole. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are, in the opinion of the Borrower, adequate to the extent required by GAAP.
(i)Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(j)Except as disclosed to the Administrative Agent pursuant to this Agreement, the Borrower and each of its Subsidiaries are in compliance in all respects with all laws, rules, regulations and orders applicable to each of them (including applicable laws, rules, regulations and orders pertaining to ERISA and applicable Environmental Protection Statutes), except to the extent that failure to comply with such laws, rules, regulations and orders could not reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole. Except as disclosed to the Administrative Agent pursuant to this Agreement, there is (i) no presently outstanding allegation by government officials or other third parties that the Borrower or any of its Subsidiaries or any of their respective properties is now, or at any time prior to the date hereof was, in violation of any applicable Environmental Protection Statute, (ii) no administrative or judicial proceeding presently pending against the Borrower or any of its Subsidiaries or against any of their respective properties pursuant to any Environmental Protection Statute, and (iii) no claim presently outstanding against the Borrower or any of its Subsidiaries or against any of their respective properties, businesses or operations which was asserted pursuant to any applicable Environmental Protection Statute that, in the case of all matters described in clauses (i), (ii) or (iii) above in the aggregate, could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole. Except as disclosed to the Administrative Agent pursuant to this Agreement, there are no facts or conditions or circumstances known to the Borrower that the Borrower reasonably believes could form the basis for any action, lawsuit, claim or proceeding (regulatory or otherwise) involving the Borrower or any of its Subsidiaries or their respective past or present properties, businesses or operations relating to the Environment or environmental matters, including any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Protection Statute, that in the aggregate could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole.

(k)No information (other than Projections) furnished to the Administrative Agent or any Bank by the Borrower in connection with its entering into or becoming a party to any Loan Document or the preparation or negotiation of any Loan Document, to the best of the Borrower’s knowledge, is incomplete or incorrect in any material respect, and no such information contained, as of the date of delivery thereof to the Administrative Agent or such Bank, as the case may be, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, as of such date, when taken as a whole. All such information consisting of financial projections, oil and gas reserves estimates and projections and other information identified by the Borrower as estimates or projections (collectively, “Projections”) have been prepared by the Borrower in good faith based on assumptions the Borrower believed to be reasonable when so prepared.
(l)The Borrower has implemented and maintains in effect commercially reasonable policies and procedures designed to promote compliance by the Borrower and its Subsidiaries with Anti-Corruption Laws and Sanctions applicable to the Borrower and its Subsidiaries. The Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and Sanctions applicable to the Borrower and its Subsidiaries in all material respects, except that arise from actions or incidents that have been publicly disclosed by the Borrower or disclosed in writing to the Administrative Agent, in each case, at least twenty (20) days prior to the Closing Date. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(m)The Borrower is not an Affected Financial Institution.
(n)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Bank in connection with this Agreement is true and correct in all respects.
ARTICLE V
COVENANTS OF THE BORROWER
Section 5.1    Affirmative Covenants. The Borrower covenants and agrees that so long as any Bank shall have any Commitment hereunder, the Borrower will:
(a)Reporting Requirements. Furnish to each Bank:
(i)(A) promptly after the sending or filing thereof, a copy of each of the Borrower’s reports on Form 8-K (or any comparable form), (B) promptly after the filing or sending thereof, and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any comparable form) for such quarter, which report will include the Borrower’s quarterly unaudited condensed consolidated financial statements as of the end of and for such quarter, and (C) promptly after the filing or sending thereof, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s report on Form 10-K (or any comparable form) for such year, which report will include the Borrower’s annual audited consolidated financial statements as of the end of and for such year;
(ii)promptly following the delivery of each of the annual or quarterly financial reports referred to in clause (i) above, but in any event within 10 Business Days thereafter, a certificate of a Responsible Officer of the Borrower in a form reasonably acceptable to the Administrative Agent (A) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirement (to the extent applicable) of Section 5.2(c) as of the end of the applicable fiscal quarter, and (B) stating whether there exists on the date of such certificate any Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, and, if so, setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(iii)as soon as is possible and in any event within five days after the public announcement by Moody’s or Standard & Poor’s of a downgrade in the Borrower’s senior unsecured long-term debt, notice of such change;
(iv)as soon as possible and in any event within five days after an executive officer of the Borrower having obtained knowledge thereof, notice of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such notice, and a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;
(v)as soon as possible and in any event (A) within 30 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $200,000,000 exists, has occurred and (B) within 10 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $200,000,000 exists, has occurred or is reasonably expected to occur, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;
(vi)promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $200,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $200,000,000 exists;
(vii)promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate indicating liability in excess of $200,000,000 incurred or expected to be incurred by the Borrower or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan or (B) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;
(viii)promptly, and in any event within five Business Days after an executive officer of the Borrower having obtained knowledge thereof, notice of the filing of any litigation against the Borrower or any of the Principal Subsidiaries in which there is a reasonable possibility of an adverse decision which could materially adversely affect the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole, setting forth the material details of such litigation;
(ix)promptly, and in any event within five Business Days after an executive officer of the Borrower having obtained knowledge thereof, notice of the filing of any governmental proceedings against the Borrower or any of the Principal Subsidiaries in which there is a reasonable possibility of an adverse decision which could materially adversely affect the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole, setting forth the material details of such proceeding;
(x)promptly upon the receipt thereof by the Borrower or any Subsidiary, a copy of any form of notice, complaint, request for information under CERCLA or summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Borrower or any Subsidiary in excess of $200,000,000 in the aggregate, or concerning the filing of a lien on or against any property of the Borrower or any Subsidiary if such lien could reasonably be expected to secure a liability of the Borrower or any Subsidiary in excess of $200,000,000; and

(xi)(A) such other information respecting the consolidated financial position or consolidated results of operations (including an annual report or reports on oil and gas reserves of the Borrower and its Subsidiaries) of the Borrower that any Bank through the Administrative Agent may from time to time reasonably request and (B) information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 5.1(a)(i), Section 5.1(a)(iv) or Section 5.1(a)(xi) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on (x) the Securities and Exchange Commission website on the Internet at sec.gov or (y) the Borrower’s website on the Internet at the website address listed in Section 8.2 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), whichever shall first occur; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to deliver paper copies of the certificates required by Section 5.1(a)(ii) to the Administrative Agent, and such delivery shall be deemed a delivery thereof to each of the Banks. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(b)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including applicable laws, rules, regulations and orders pertaining to ERISA and applicable Environmental Protection Statutes) to the extent noncompliance therewith would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.
(c)Use of Proceeds. Use the proceeds of each Advance and Letter of Credit for general corporate purposes of the Borrower and its Subsidiaries, including to finance working capital and other general corporate purposes. However, no part of the proceeds of the Advances or Letters of Credit shall be used for any purpose not permitted by Section 5.2(g).
(d)Maintenance of Insurance. Maintain, and cause each of the Principal Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties as the Borrower or such Principal Subsidiary, provided, that self-insurance by the Borrower or any such Principal Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Borrower or such Principal Subsidiary self-insure. The Borrower may maintain the Principal Subsidiaries’ insurance on behalf of them.
(e)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Principal Subsidiaries to preserve and maintain, its corporate (or equivalent) existence, rights (charter and statutory) and franchises (if any); provided, however, that this Section 5.1(e) shall not apply to any transactions permitted by Section 5.2(d) or (e) and shall not prevent the termination of existence, rights and franchises (if any) of any Principal Subsidiary pursuant to any merger or consolidation to which such Principal Subsidiary is a party, and provided, further, that the Borrower or any Principal Subsidiary shall not be required to preserve any right or franchise (if any) if the Borrower or such Principal Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Principal Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Banks.

(f)Visitation Rights. At any reasonable time and from time to time (but not to exceed one time in any calendar year unless an Event of Default has occurred and is continuing), after reasonable notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, at their expense unless an Event of Default has occurred and is continuing, to examine the records and books of account of, and visit the properties of, the Borrower and any of the Principal Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of the Principal Subsidiaries with any of the officers or directors of the Borrower; provided, that neither the Borrower nor any of its Subsidiaries shall be required to disclose any information which is the subject of attorney-client privilege or attorney work-product privilege or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.
(g)Payment of Taxes, Etc. Pay and discharge, and cause each of the Principal Subsidiaries to pay and discharge, before the same shall become delinquent (after taking into account any extensions filed), all Taxes imposed upon it or upon its income, profits or property, except where failure to pay such Taxes could not reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries considered as a whole; provided, that neither the Borrower nor any Principal Subsidiary shall be required by this Section 5.1(g) to pay and discharge any such Tax which is being contested in good faith and, if required by such contest, by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided.
(h)Anti-Corruption Laws and Sanctions. Will maintain in effect commercially reasonable policies and procedures designed to promote compliance by the Borrower and its Subsidiaries with Anti-Corruption Laws and Sanctions applicable to the Borrower and its Subsidiaries.
Section 5.2    Negative Covenants. So long as any Bank shall have any Commitment hereunder, the Borrower will not at any time:
(a)Negative Pledge. Fail to perform and observe any term, covenant or agreement contained in Section 1007 of the Indenture (as modified for purposes hereof as set forth in this Section 5.2(a)). For purposes of this Section 5.2(a), Section 1007 and the definitions of all terms defined in the Indenture and used in or otherwise applicable to such Section 1007 are set forth on Exhibit D and are hereby incorporated in this Agreement by reference as if such provisions and definitions were set forth in full herein; provided, however, that solely for purposes of this Section 5.2(a), the word “Securities” used in the Indenture shall mean the Notes, the word “Company” used therein shall mean the Borrower, the phrases “the last paragraph of Section 1007” and “Section 1007” used therein shall mean this Section 5.2(a), the word “Trustee” as used therein shall mean the Administrative Agent, the phrase “Board of Directors” used in the Indenture shall mean the management of the Borrower, the phrase “Section 301” used therein shall mean Section 301 of the Indenture, Section 301 of the Indenture shall not apply to any Note, and the phrase “so long as any of the Securities are outstanding” used therein shall mean so long as any Note shall remain unpaid or any Bank shall have any Commitment hereunder; provided, further, that if, subsequent to the Closing Date, the Indenture is amended or refinanced such that the effect thereof is to increase the percentage set forth in the last paragraph of Section 1007 with respect to the Borrower’s “Consolidated Net Tangible Assets”, then the corresponding percentage set forth on Exhibit D shall be automatically replaced with such new percentage, not to exceed 15.0%, without any further action by or consent of any party hereto. The Borrower shall promptly notify the Administrative Agent of any such change (failure to give such notice will not (x) effect the automatic effectiveness of any such increase to the percentage or (y) give rise to a Default or an Event of Default hereunder).
(b)Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Borrower than would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following: (i) transactions between or among the Borrower and any of its wholly-owned Subsidiaries; (ii) transactions involving the purchase or sale of crude oil, natural gas and other hydrocarbons, in the ordinary course of business, so long as such transactions are priced in line with industry accepted benchmark prices and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties; (iii) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement; (iv) the performance of any agreement in effect on the Closing Date; (v) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes; (vi) maintenance of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans; (vii) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants in their capacity as such; and (viii) sales of equity interests of the Borrower to its Affiliates.
(c)Total Debt to Capitalization. As of the end of any fiscal quarter of the Borrower, have a ratio of (i) Total Debt to (ii) Total Capitalization greater than 0.65 to 1.00.
(d)Disposition of Assets. Lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or substantially all of its assets.
(e)Mergers, Etc. Merge, consolidate or amalgamate with or into, any Person, unless (i) the Borrower is the survivor or (ii) with respect to the Borrower, the surviving Person, if not the Borrower, is organized under the laws of the United States or a state thereof and has a Rating Level of Rating Level IV or higher; provided, in each case under clause (i) or (ii), that both immediately before and after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default exists, or would exist or result.
(f)Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $200,000,000 of the Borrower or any ERISA Affiliate to the PBGC, or (ii) permit circumstances which give rise to a Termination Event described in clauses (b), (d) or (e) of the definition of Termination Event with respect to a Plan so as to result in any liability in excess of $200,000,000 of the Borrower or any ERISA Affiliate to the PBGC.
(g)Use of Proceeds. Use the proceeds of any Advance or Letter of Credit for any purpose other than for general corporate (or equivalent) purposes of the Borrower or its Subsidiaries (including to finance working capital and other general corporate purposes), or use, or permit any Subsidiary to use, any such proceeds in any manner that violates or results in any violation of Anti-Corruption Laws, Sanctions or Margin Regulations.
(h)Anti-Corruption Laws and Sanctions. Will not, and will not permit its Subsidiaries to, use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction (A) of or with any Person that at the time of such funding or financing is a Sanctioned Person, or (B) in any country, region or territory that at the time of such funding or financing is a Sanctioned Country, or (iii) in any manner that would result in the material violation by the Borrower or its Subsidiaries of any Sanctions applicable to the Borrower or its Subsidiaries.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.1    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)The Borrower shall fail to pay (i) (A) any Unreimbursed Amount remaining outstanding and due and payable pursuant to Section 2.9(c)(iii), (B) any principal on any Note, or (C) any principal on any Swingline Loan, in each case when due and payable or (ii) any interest on (A) any Note or (B) any Swingline Loan, in each case for more than five days after such interest becomes due and payable or (iii) any facility fee set forth in Section 2.3 or any other amount due hereunder for more than 15 days after such fee or other amount becomes due and payable; or

(b)Any representation or warranty made by the Borrower (or any of its officers) (including representations and warranties deemed made pursuant to Section 3.2) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
(c)The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.2, or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, in each case on its part required to be performed or observed by it if, in the case of such other term, covenant or agreement, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Bank; or
(d)The Borrower or any Principal Subsidiary shall (i) fail to pay any principal of or premium or interest on any Debt (other than Debt described in clause (e) of the definition of Debt) which is outstanding in the principal amount of at least $200,000,000 in the aggregate, of the Borrower or such Principal Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof, or (ii) with respect to Debt described in clause (e) of the definition of Debt, fail to pay any such Debt which is outstanding in the principal amount of at least $200,000,000 in the aggregate, of the Borrower or such Principal Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or
(e)The Borrower or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any Principal Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)Any judgment, decree or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any Principal Subsidiary and shall remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period longer than (A) 60 consecutive days or (B) such longer period as allowed by applicable law during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(g)Any Termination Event as defined in clauses (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $200,000,000; or
(h)The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid by Borrower or any of its ERISA

Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $200,000,000; or
(i)The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, if as a result of such termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans which are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $200,000,000; or
(j)Any provision requiring the payment of principal, interest or fees by the Borrower, or other material provision, of any Loan Document, after its execution and delivery hereunder, for any reason is not or ceases to be legal, valid and binding, or the Borrower shall so state in writing, in each case other than in accordance with the express provisions of any Loan Document or as the appropriate parties may otherwise agree under Section 8.1; or
(k)Any Change of Control shall occur;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of the L/C Issuers to issue Letters of Credit to be suspended or terminated (as so notified by the Administrative Agent), whereupon the same shall forthwith be suspended or terminated, as applicable, (ii) shall require the deposit of cash collateral in respect of L/C Obligations as provided in Section 2.9(g)(ii), and (iii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the principal balance of the Total Outstanding Amount, all interest accrued thereon and all other related accrued amounts payable under this Agreement to be forthwith due and payable, whereupon the principal balance thereof, all such accrued interest and all such accrued amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are, to the extent permitted by law, hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code the obligation of each Bank to make its Advances and the obligation of each L/C Issuer to issue Letters of Credit, shall automatically be terminated and the principal balance of the Total Outstanding Amount, all such accrued interest and all such accrued amounts shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate or any notice of any kind, all of which are, to the extent permitted by law, hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
Section 7.1    Authorization and Action.
(a)Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, rule, regulation or order. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each L/C Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the terms “Administrative Agent” as used in this Article VII and in the definition of “Agent-Related Person” included the L/C Issuers with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.
Section 7.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact to the same extent applicable to the Administrative Agent and shall apply to its activities performed in executing duties of the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent or attorney-in-fact except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.
Section 7.3    Liability of Agent-Related Persons, L/C Issuers and Banks. No Agent-Related Person, L/C Issuer or any Bank shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or its Affiliates.
Section 7.4    Reliance by Administrative Agent.
(a)The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Banks.
(b)For purposes of determining compliance with the conditions specified in Section 3.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the date hereof specifying its objection thereto.

Section 7.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to it for the account of the Banks, unless the Administrative Agent shall have received written notice referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority Banks in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.
Section 7.6    Credit Decision; Disclosure of Information by the Agent-Related Persons. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws, rules, regulations or orders relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
Section 7.7    Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, other than with respect to arrangement or other fees payable solely to the Arrangers for procuring the credit facility; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to (i) have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) have arisen in connection with a material breach of its obligations under this Agreement; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Advances and all other sums payable hereunder or under any other Loan Document, and the resignation of the Administrative Agent. Additionally, each Bank agrees that it will not assert any claim against an Agent-Related Person based on an alleged breach of fiduciary duty by such Agent-Related Person in connection with this Agreement and/or the transactions contemplated hereby.

Section 7.8    The Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though it were not the Administrative Agent, an L/C Issuer hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under any obligation to provide such information to them. With respect to its Advances, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Bank”, “Banks” include the Administrative Agent in its individual capacity.
Section 7.9    Successor Administrative Agent. The Administrative Agent may resign upon 30 days’ notice to the Banks and the Borrower. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor shall require the prior written consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor is appointed prior to the effective date of the resignation, the resigning Administrative Agent may appoint, after consulting with the Banks and Borrower, a successor administrative agent, from among the Banks. Upon the acceptance of its appointment as successor hereunder, the Person acting as such successor shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, and without any other or further act or deed on the part of any Person. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article VII and Section 8.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment by the date which is 30 days following the Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor administrative agent as provided for above. If the Administrative Agent becomes a Defaulting Bank, then the Borrower may remove the Administrative Agent from its role as Administrative Agent and, as applicable, as an L/C Issuer and Bank, upon at least ten (10) Business Days prior written notice to the Administrative Agent; provided that (i) such notice shall provide that the effectiveness of such removal shall be contingent upon an appointment of a successor administrative agent (such appointed successor agent, a “Successor Agent”); (ii) the Borrower shall appoint from among the Banks a successor administrative agent for the Banks, which successor shall be consented to by the Majority Banks (which consent shall not be unreasonably withheld, delayed or conditioned); (iii) such appointment shall be accepted by the Successor Agent, in its sole discretion and in writing; (iv) prior to the effectiveness of such removal, the Borrower shall have replaced such Defaulting Bank or terminated its Commitment, in each case, as contemplated by Section 2.18(b), replaced such Defaulting Bank as Swingline Lender and Cash Collateralized or replaced all Letters of Credit issued by such Defaulting Bank in its capacity as an L/C Issuer and (v) such Defaulting Bank shall otherwise be subject to the provisions of Section 2.19.
Section 7.10    The Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other indebtedness and liabilities that are owing by the Borrower under the Loan Documents and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the

Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Section 2.3 and Section 2.9(i) and (j)) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 8.4(a).
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the outstanding Advances, L/C Obligations or other indebtedness or liabilities of the Borrower under the Loan Documents, or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
Section 7.11    Other Agents; Arrangers and Managers. None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “arranger,” “lead arranger,” “joint lead arranger,” “bookrunner” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder (including for the avoidance of doubt, the Appendices hereto).
Section 7.12    Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Banks and the L/C Issuers by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Banks that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE BORROWER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT OF DIRECT OR ACTUAL DAMAGES (AND NOT ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES) THAT ARE FOUND BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR MATERIAL BREACH OF ANY CONTRACTUAL UNDERTAKING UNDER THIS AGREEMENT.
(d)Each Bank and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank and L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Banks, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Bank or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)Subject to Section 7.12(c) and to the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto.
Section 7.13    Certain ERISA Matters. (a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” with respect to such Bank’s entrance into, participation in, administration of and performance of the Loan Documents,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loan Documents,
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loan Documents and (E) all of the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Arranger, or any Syndication Agent is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent and each Arranger and Syndication Agent hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 7.14    Erroneous Payment. (a) Each Bank hereby agrees that (i) if the Administrative Agent notifies such Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank under this Section 7.14 shall be conclusive, absent manifest error.
(b)Each Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower; provided however that, for the avoidance of doubt, to the extent a Payment (or a portion thereof) is comprised of funds received by the Administrative Agent from the Borrower for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any such obligations, the provisions of this Section 7.14(c) shall not apply and this Section 7.14(c) shall not apply with respect to such funds.
(d)Each party’s obligations under this Section 7.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Bank directly affected thereby, do any of the following (with respect to such Bank that is not in agreement therewith): (a) waive any of the conditions specified in Article III, (b) increase such Bank’s Commitment or subject it to any additional obligations, (c) forgive or reduce the principal of, or interest on, the Total Outstanding Amount or any fees or other amounts payable hereunder to such Bank, (d) postpone any date fixed for any payment of principal of, or interest on, the Total Outstanding Amount or any fees or other amounts payable hereunder, (e) take any action which requires the consent of such Bank before it is applicable to such Bank pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under any Loan Document or (g) amend this Section 8.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any L/C Issuer in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent or such L/C Issuer under any Loan Document. Notwithstanding anything to the contrary herein, this Section 8.1, in respect of a Defaulting Bank, shall be subject to Section 2.19.

Section 8.2    Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Borrower, at its address or telecopier numbers set forth below:
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Attention: Treasurer
Telephone No.: (713) 651-7000
Telecopier No.:    (713) 651-6980 and (713) 651-6593
Website: http://www.eogresources.com
with a copy to:
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Attention: Michael P. Donaldson, Executive Vice President, General Counsel and Corporate Secretary
Telephone No.: (713) 651-7000
Telecopier No.: (713) 651-6987
Website: http://www.eogresources.com
if to any Bank, at its Domestic Lending Office; if to the Administrative Agent, a Swingline Lender or an L/C Issuer, except as provided in Sections 2.2(a) and 2.8 (in which case notice shall be sent to the address listed in Exhibits B and C, unless the Administrative Agent designates a different address as provided below), at the applicable address or telecopier number set forth below:
(i) If to the Administrative Agent or to JP Morgan Chase Bank, N.A. as a Swingline Lender:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: +1-704-544-4269
Email: darius.neely@chase.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:
Email: covenant.compliance@jpmchase.com

(ii) If to JP Morgan Chase Bank, N.A. as an L/C Issuer Bank:

JPMorgan Chase Bank, N.A.
10420 Highland Manor Dr. 4th Floor
Tampa, FL 33610
Attention: Standby LC Unit
Tel: 800-364-1969
Fax: 856-294-5267
Email: GTS.Client.Services@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd.
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: +17045444269
Email: darius.neely@chase.com

(iii) If to Wells Fargo Bank N.A, as a Swingline Lender

Loan Center Address:
1700 Lincoln St, 5th Floor
MAC C7300-059
Denver, CO  80203
Email: DENLCFX@WellsFargo.com
Fax: 877-606-9426
DA: ROHIT PATHANI

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. The notices contemplated by the definitions of “Borrowing” and “Interest Period” and by Section 2.8 may be combined in one notice, if all required information is provided in the combined notice and the combined notice meets the requirements as to timeliness set forth in each definition and Section to which the combined notice pertains. The Administrative Agent and the Banks shall be entitled to reasonably rely and act upon any notices (including telephonic Notices of Borrowing) reasonably believed by it to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower as not to extent set forth in Section 8.4(c). All telephonic notices to and other communications between any parties hereto may be recorded by any party to such communication, and each of the parties hereto hereby consents to such recording by any other party hereto. Any disclosure or notice received by the Administrative Agent pursuant to Sections 4.1(f), (g), (j) or 5.1(a) hereof will be posted to Intralinks by the Administrative Agent and shall be subject to the confidentiality provisions set forth in Section 8.10.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when received by the receiving facsimile equipment (except that, if not given during normal business hours (or on a day other than a Business Day) for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to the Banks and the L/C Issuers hereunder may be delivered or furnished by Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) other than with respect to postings pursuant to Section 5.1(a), notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours (or on a day other than a Business Day) of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 8.3    No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.
Section 8.4    Costs and Expenses.
(a)The Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent, each Swingline Lender, each L/C Issuer and each Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect hereof and during any legal proceeding, including any proceeding under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors), including all Attorney Costs; provided that a Defaulting Bank will not be reimbursed for its costs and expenses related to the replacement of such Defaulting Bank pursuant to Section 2.18(c) or other matters incidental thereto; provided further that any such legal expenses shall be limited to one firm of counsel for the Administrative Agent, each Swingline Lender, each L/C Issuer and each Bank, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of the Administrative Agent, each Swingline Lender, each L/C Issuer and each Bank, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Administrative Agent, each Swingline Lender, each L/C Issuer or each Bank affected by such conflict retains its own single counsel and informs the Borrower of another firm of counsel for such Person) (or otherwise as agreed by the Borrower).
(b)If any payment or purchase of principal of, or Conversion of, any Term Benchmark Advance or Term Benchmark Borrowing is made other than on the last day of an Interest Period relating to such Advance, as a result of a payment, purchase or Conversion pursuant to Sections 2.10, 2.11, 2.12 or 2.18 or acceleration of the maturity of the Total Outstanding Amount pursuant to Section 6.1 or for any other reason, the Borrower, subject to Section 8.8, shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Person any amounts required to compensate it for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Person to fund or maintain such Advance. A certificate in reasonable detail as to the basis for and the amount of such loss, costs or expense, submitted to the Borrower and the Administrative Agent by such Person, shall be conclusive and binding for all purposes, absent manifest error.
(c)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Syndication Agent, each Arranger, each Swingline Lender, each Bank, each Bank acting as an L/C Issuer and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than losses for anticipated profits), damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee (other than by any other Indemnitee) in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Advance, Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are found by a final non-appealable judgment of a court of competent jurisdiction to arise from (a) the willful misconduct, gross negligence or material breach of any contractual undertaking hereunder by such Indemnitee, its Affiliates or their officers, directors or employees or (b) any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (except in its capacity or in fulfilling its role as Administrative Agent, Arranger, L/C Issuer or Swingline Lender). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, provided such Indemnitee has taken and maintains commercially reasonable efforts and controls to safeguard the use and access of such material and information, nor shall any Indemnitee have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). This Section 8.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(d)To the extent permitted by applicable law, none of the Borrower, the Administrative Agent, the Syndication Agent, the Arrangers, the Banks, the Swingline Lenders, the L/C Issuers, nor their respective Affiliates, officers, directors, employees, agents and advisors shall have any losses, claims (including intraparty claims), demands, damages or liabilities of any kind, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by any person arising out of, in connection with, or as a result of, this Agreement or any other Loan Document; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section 8.4 shall be payable within 20 Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all sums payable hereunder or under any other Loan Document.
Section 8.5    Payments Set Aside; Right of Set-Off.
(a)To the extent that any payment by or on behalf of the Borrower under this Agreement or a Person entitled to under this Agreement exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or any other laws relating to bankruptcy, insolvency or reorganization or relief of debtors or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.
(b)Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.1, each Bank and L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness, whether or not such obligations may be unmatured, at any time owing by such Bank or such L/C Issuer to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or such Note; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Banks, the L/C Issuers and the Borrower as herein provided, and (y) such Defaulting Bank shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of setoff. Each Bank and L/C Issuer agrees promptly to notify the Borrower after any such set-off and application made by such Bank or such L/C Issuer; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank and L/C Issuer under this Section 8.5(b) are in addition to other rights and remedies (including other rights of set-off) which such Bank or such L/C Issuer may have.
Section 8.6    Assignments and Participations.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank then committed to make advances or extend letters of credit to it (other than an assignment effectuated by a merger or consolidation permitted by Section 5.2(e) to the surviving Person referred to herein). No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Advances at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 (or its remaining commitments, if less) unless each of the Administrative Agent, each Swingline Lender and each L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent and each L/C Issuer, in each case (1) such approval not to be unreasonably withheld, delayed or conditioned and (2) unless the Person that is the proposed assignee is itself a Bank or an Affiliate of a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire and shall deliver to the Borrower, all relevant information for notices under the Loan Documents to such assignee; provided that for the purposes of the forgoing clauses (b)(i) and (b)(iii), no consent of a Swingline Lender or L/C Issuer shall be required if (x) an Event of Default occurs with respect to the Borrower under Section 6.1(e) and (y) (A) with respect to such Swingline Lender, it has no outstanding Swingline Loans at that time or (B) with respect to such L/C Issuer, it has no outstanding Letters of Credit at that time. Subject to the foregoing clauses (b)(i) through (b)(iv), the Administrative Agent shall record such assignment and, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14, and 8.4 with respect to facts and circumstances occurring while such Person was a Bank prior to the effective date of such assignment). Upon written request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection (b) shall be null and void.
(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Payment Office a copy of each Assignment and Assumption delivered to or otherwise recorded by it. The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts of the Advances and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (each, a “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in L/C Obligations) and stated interest owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the

Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce, and to participate in any related decision to enforce, this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (b), (c), or (d) of the first proviso to Section 8.1 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14, and 8.4(b) if it actually incurs any loss or expense pursuant to such sections, and then, solely to the same extent as if it were the Bank from which it had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.5(b) as though it were a Bank, provided such Participant agrees to be subject to Section 2.15 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Section 2.6, Section 2.7, Section 2.11, Section 2.14 or Section 8.4(b) than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower shall expressly agree otherwise in writing. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.14, 2.15 and 8.18 as though it were a Bank.
(f)Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(g)As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swingline Lenders and the L/C Issuers, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have approved such assignee unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Bank.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Approved Fund” means any Fund (that, so long as no Event of Default has occurred and is continuing, is approved by the Borrower, such approval not to be unreasonably withheld) that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
(h)Notwithstanding anything to the contrary contained herein, any Bank that is a Fund may create a security interest in all or any portion of the Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, so long as no Event of Default has occurred and is continuing, such security interest is approved by the Borrower, such approval not to be unreasonably withheld; provided, further, that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this Section 8.6, (i) no such pledge shall release the pledging Bank from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)Notwithstanding anything to the contrary contained herein, if at any time any Bank assigns all of its Commitment and Total Outstanding Amount pursuant to subsection (b) above and such Bank is an L/C Issuer then, such Bank may, upon 30 days’ notice to the Borrower and the Banks, resign as such L/C Issuer. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Banks (or, with the Administrative Agent’s consent (not to be unreasonably withheld, delayed, or conditioned) another financial institution that becomes a Bank in accordance with Section 8.6) one or more successor L/C Issuers hereunder (as the case may be); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Bank. If a Bank resigns as an L/C Issuer, it shall retain all the rights and obligations of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation and all L/C Obligations with respect thereto.
Section 8.7    Governing Law; Entire Agreement; Integration; Jurisdiction.
(a)THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes, the other Loan Documents and any related fee letters signed by the Borrower comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersede all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or any Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
(b)ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY JOINDER AGREEMENT, EACH PARTY, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, SUBMITS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY WAIVES

PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
Section 8.8    Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest contracted for, charged, received, reserved, taken or paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Bank shall contract for, charge, take, reserve or receive interest in an amount or at a rate that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Advances, and if such excess exceeds such unpaid principal, such interest shall be refunded to the Borrower. In determining whether the interest contracted for, charged, received, reserved, taken or paid by the Administrative Agent or a Bank exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, rule, regulation or order (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the amounts payable hereunder and under the other Loan Documents.
The provisions of this Section 8.8 shall govern and control over every other provision of any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it shall control or govern.
Section 8.9    Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
Section 8.10    Confidentiality. The Administrative Agent and each Bank agrees that it will use reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors or counsel, to another Bank, or to such Bank’s own holding or parent company and its Affiliates, in each case if the disclosing Bank or its holding or parent company in its sole discretion determines that any such party should have access to such information, each of whom shall be instructed and shall agree to maintain such information confidential, provided that if the confidentiality obligations hereunder are breached by such Person following the permitted disclosure, the Administrative Agent or such disclosing Bank, as applicable, shall be responsible for such breach) any information with respect to the Borrower or its Subsidiaries which is furnished pursuant to this Agreement or any other Loan Document and which is designated by the Borrower to the Banks in writing as confidential; provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank or its Affiliates, or to the Federal Reserve Board or the FDIC or similar organizations (whether in the United States or elsewhere) or any self-regulatory authority (such as the National Association of Insurance Commissioners), (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank (the Administrative Agent and such Bank agree, to the extent not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure), (e) to any assignee, participant, prospective assignee or prospective participant or to any direct contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction to which the Borrower is a counterparty with respect to the Borrower’s obligations hereunder, if such assignee, participant, prospective assignee, prospective participant, counterparty or advisor agrees to be bound by this Section 8.10, (f) with the consent of the Borrower and (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder.

Section 8.11    Material Non-Public Information.
(a)EACH BANK ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE

PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS AFFILIATES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 8.12    Survival; Term; Reinstatement. In addition to the other provisions of this Agreement expressly stated to survive the termination of this Agreement, the obligations of the Borrower under Sections 2.6, 2.11, 2.14, 2.18 and 8.4 and the last sentence of this Section 8.12 and the obligations of the Banks under Section 2.14(d) and Section 8.10 shall survive the termination of this Agreement. The Borrower agrees that if at any time all or any part of any payment previously applied by any Bank to any Advance or other sum hereunder is or must be returned by or recovered from such Bank for any reason (including the order of any bankruptcy court), the Loan Documents shall automatically be reinstated to the same effect as if the prior application had not been made, and the Borrower hereby agrees to indemnify such Bank against, and to save and hold such Bank harmless from, any required return by or recovery from such Bank of any such payment.
Section 8.13    Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.
Section 8.14    Time of the Essence. Time is of the essence of the Loan Documents.
Section 8.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 8.16    Effectiveness. This Agreement shall become effective (the “Closing Date”) when it shall have been executed and delivered by the Borrower and the Administrative Agent and when the Administrative Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Person or been notified by such Person that such Person has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Bank and their respective successors and permitted assigns.
Section 8.17    Electronic Execution. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 8.18    Tax Forms.
(a)(i) Concurrent with the execution of any Note or Assignment and Assumption, as applicable, each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall, in accordance with applicable law, deliver to each of the Borrower and the Administrative Agent, a duly signed completed copy of either of the following, whichever is applicable, (A) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or any successor thereto establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of IRS Form W-8ECI or any successor thereto; or (C) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Bank is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (2) executed copies of IRS Form W-8BEN-E or any successor thereto,. Thereafter and from time to time, each such Foreign Bank shall (x) promptly submit to each of the Borrower and the Administrative Agent, respectively, such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be reasonably requested by the Borrower or the Administrative Agent or as may then be available or required under then current United States laws and regulations to entitle it to an exemption from or reduction of, United States withholding taxes in respect of any or all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement, (y) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (z) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Bank, that may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws, rules, regulations or orders that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Bank.
(ii)Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to each of the Borrower and the Administrative Agent on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in the reasonable exercise of its discretion), executed copies of IRS Form W-8IMY (or any successor thereto), accompanied by IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI (or any successors thereto), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner for whom the Bank is acting as an intermediary, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank; provided, that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U. S. Tax Compliance Certificate on behalf of each such direct or indirect partners. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to each of the Borrower and the Administrative Agent, respectively, such additional duly completed and signed copies of such form (or such successor form as shall be adopted from time to time by the relevant United States taxing authorities) as may be reasonably requested by the Borrower or the Administrative Agent or as may then be available or required under then current United States laws and regulations, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any information provided on such form, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, that may be reasonably necessary (including the redesignation of its Applicable Lending Office) to avoid any requirement of applicable laws, rules, regulations or orders that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

(iii)Any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to each of the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iv)The Borrower shall not be required to pay any additional amount to any Foreign Bank under Section 2.14, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8IMY pursuant to this Section 8.18(a) or (B) if such Bank shall have failed to satisfy the foregoing provisions of this Section 8.18(a).
(v)The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 8.18(a).
(b)Concurrent with the execution of any Note or any Assignment and Assumption, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9 (or any successor thereto) certifying that such Bank is exempt from U.S. federal backup withholding Tax. If such Bank fails to deliver such forms, then the Borrower or the Administrative Agent may withhold (and the Borrower shall have no obligation to pay additional amounts under Section 2.14) with respect to any payment to such Bank in an amount equivalent to the applicable back-up withholding Tax imposed by the Code, without reduction.
(c)If any governmental authority, central bank or comparable agency asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Borrower or the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Borrower or the Administrative Agent under this Section 8.18, and costs and expenses (including Attorney Costs) of the Borrower or the Administrative Agent. The obligation of the Banks (including a Foreign Bank) under this Section 8.18 shall survive the termination of the Commitments, repayment of all amounts payable hereunder and under the other Loan Documents and the resignation of the Administrative Agent.
Section 8.19    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.20    USA Patriot Act Notice. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and any other applicable anti-money laundering, anti-terrorist financing and “know your client” applicable laws (collectively, including any published or publicly available guidelines or orders thereunder, the “AML Legislation”), it is or from time to time shall be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the AML Legislation (including, if applicable, information regarding such Person’s directors, authorized signing officers, or other Persons in control of each such Person) (such required information with respect to the Borrower, the “AML Borrower Information”). The Borrower shall provide such information and take such actions reasonably related to the AML Borrower Information as, in each case, are commercially reasonable and reasonably requested by any Bank in order to assist such Bank in maintaining compliance with AML Legislation in relation to the Borrower and this Agreement.
Section 8.21    No Fiduciary Duty.
(a)The Administrative Agent, each Bank and each of their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower and its stockholders and Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
(b)The Borrower further acknowledges and agrees that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party hereto has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 8.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down And Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down And Conversion Powers of the applicable Resolution Authority.
Section 8.23    Waiver of Termination Notice. The Banks constituting the Majority Banks (as defined in the Existing 2019 Credit Agreement) hereby waive the requirement under Section 2.16 of the Existing 2019 Credit Agreement that notice of termination of the Existing 2019 Credit Agreement be delivered within at least three Business Days to the Administrative Agent.  The Borrower delivered such notice to the Administrative Agent on June 5, 2023.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EOG RESOURCES, INC., Borrower

By: /s/ David J. Streit
Name: David J. Streit
Title: Treasurer and Vice President, Investor Relations and Finance

Signature Page to Credit Agreement

JPMorgan Chase Bank, N.A., as Administrative Agent, Bank and Swingline Lender

By: /s/ Sofia Barrera Jaime
Name: Sofia Barrera Jaime
Title: Vice President

Signature Page to Credit Agreement

Wells Fargo Bank, N.A., as Bank and Swingline Lender

By: /s/ Jonathan Herrick
Name: Jonathan Herrick
Title: Managing Director

Signature Page to Credit Agreement

Bank of America, N.A., as Bank

By: /s/ Tommy Nguyen
Name: Tommy Nguyen
Title: Vice President

Signature Page to Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

By: /s/ Scott W. Danvers
Name: Scott W. Danvers Title: Authorized Signatory

By: /s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

Signature Page to Credit Agreement

CITIBANK, N.A.

By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Danielle Hudek
Name: Danielle Hudek
Title: Vice President

Signature Page to Credit Agreement

The Bank of Nova Scotia, Houston Branch

By: /s/ Marc Graham
Name: Marc Graham Title: Managing Director

Signature Page to Credit Agreement

Truist Bank, as a Bank

By: /s/ James Giordano
Name: James Giordano Title: Managing Director

Signature Page to Credit Agreement

U.S. Bank National Association

By: /s/ Paul V. Farrell
Name: Paul V. Farrell
Title: Vice President

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Bank

By: /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Bank

By: /s/ Andrew Vernon
Name: Andrew Vernon Title: Authorized Signatory

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY

By: /s/ Isaac Bailey
Name: Isaac Bailey
Title: Vice President
Signature Page to Credit Agreement

SCHEDULE I
FACILITY FEE AND APPLICABLE MARGIN

*RATING LEVELS	Rating Level Level I If the Borrower’s senior unsecured long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.	Rating Level Level II If the Borrower’s senior unsecured long-term debt is rated A by S&P or A2 by Moody’s.	Rating Level Level III If the Borrower’s senior unsecured long-term debt is rated A- by S&P or A3 by Moody’s.	Rating Level Level IV If the Borrower’s senior unsecured long-term debt is rated BBB+ by S&P or Baa1 by Moody’s.	Rating Level Level V If the Borrower’s senior unsecured long-term debt is rated BBB or lower by S&P or Baa2 or lower by Moody’s.
**Facility Fees (per annum):	0.060%	0.075%	0.100%	0.125%	0.150%
***Applicable Margin – Base Rate (as used in conjunction with (i) Base Rate Advance; and (ii) Swingline Loan) [Base Rate plus]	0.000%	0.000%	0.000%	0.000%	0.100%
****Applicable Margin – Non-Base Rate (as used in conjunction with: (i) L/C Fee Rate; and (ii) Term Benchmark Advance) [Adjusted Term SOFR Rate plus]	0.690%	0.800%	0.900%	1.000%	1.100%
*In the case of a single split rating, the relevant Rating Level shall be the higher of S&P or Moody’s rating. In the event of a multiple split rating, the relevant Rating Level shall be one level below the higher rating.
**For purposes of determining facility fees, the Rating Level for each calendar quarter shall be determined as of the first day of such quarter.
***For purposes of determining the Applicable Margin for Base Rate Advances, the Rating Level for each calendar quarter shall be determined as of the first day of such quarter.
****For purposes of determining the Applicable Margin for Term Benchmark Advances, the Rating Level will be determined as of the first day of the Interest Period for such Term Benchmark Advances. For purposes of determining the L/C Fee Rate, the Rating Level will be the Rating Level in effect on each applicable day of the quarter or term, as the case may be, with respect to any such Letter of Credit.
Schedule I

SCHEDULE II
BANKS, COMMITMENTS, PRO RATA SHARES AND ADMINISTRATIVE INFORMATION

Bank	Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$173,500,000	9.1%
Wells Fargo Bank, N.A.	$173,500,000	9.1%
Bank of America, N.A.	$173,500,000	9.1%
Canadian Imperial Bank of Commerce, NY Branch	$173,500,000	9.1%
Citibank, N.A.	$173,500,000	9.1%
PNC Bank, N.A.	$173,500,000	9.1%
The Bank of Nova Scotia, Houston Branch	$173,500,000	9.1%
Truist Bank	$173,500,000	9.1%
U.S. Bank, N.A.	$173,500,000	9.1%
Barclays Bank PLC	$144,250,000	7.6%
Goldman Sachs Bank USA	$144,250,000	7.6%
M&T Bank	$50,000,000	2.6%
Total	$1,900,000,000	100.00%

Schedule II

BANK ADMINISTRATIVE INFORMATION

Bank	Contact Information	Domestic Lending Office	Term Benchmark Lending Office
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road NCC5 / 1st Floor Newark, DE 19713 Attn: Loan & Agency Services Group Phone: +1-704-544-4269 Email: darius.neely@chase.com	270 Park Avenue New York, New York 10017	270 Park Avenue New York, New York 10017
Wells Fargo Bank, N.A.	1000 Louisiana, 10th Floor Houston, Texas 77002 Attn: Jeffrey Cobb Phone: 713-319-1346 E-mail: Jeffrey.a.cobb@wellsfargo.com	1000 Louisiana, 9th Floor Houston, Texas 77002	1000 Louisiana, 9th Floor Houston, Texas 77002
Citibank, N.A.	811 Main Street Houston TX - Texas US 77002 Attn: Cathy Shepherd Phone: 713-821-4711 E-mail: cathy.shepherd@citi.com	1615 Brett Road, Bld III New Castle, DE 19720 Attention: Citi Loan Operations Fax: 212-994-0847	1615 Brett Road, Bld III New Castle, DE 19720 Attention: Citi Loan Operations Fax: 212-994-0847
Truist Bank	Truist Bank 110 S Stratford Rd Winston Salem, NC 27104 Attn: Shana Pask Phone: 336-470-8890 E-Mail: shana.pask@truist.com	Truist Bank 110 S Stratford Rd Winston Salem, NC 27104 CapitalMarkets-W-S@truist.com Fax (preferred):888-707-4162	Truist Bank 110 S Stratford Rd Winston Salem, NC 27104 CapitalMarkets-W-S@truist.com Fax (preferred):888-707-4162
Canadian Imperial Bank of Commerce, New York Branch	595 Bay St., 5th Floor Toronto, Ontario, Canada ON M5G 2C2 Attn: Hudge Singh Phone: 416-304-8422 Fax: 905-948-1934 Email: Hudge.Singh@cibc.ca	425 Lexington Avenue, 4th Floor New York, NY 10017	425 Lexington Avenue, 4th Floor New York, NY 10017
The Bank of Nova Scotia, Houston Branch	711 Louisiana, Suite 1400 Houston, Texas 77002 Attn: Marc Graham Phone: 713-705-0510 Email: marc.graham@scotiabank.com	711 Louisiana St., Suite 1400 Houston, Texas 77002	720 King Street West, 4th Floor Toronto, Ontario, M5V-2T3
Bank of America, N.A.	800 Capital St., Ste. 1560 Houston, TX 77002 Attn: Tyler Ellis Phone: 713-247-7007	150 N. College St. Charlotte, North Carolina 28255	150 N. College St. Charlotte, North Carolina 28255
Barclays Bank PLC	400 Jefferson Park Whippany, NJ 07981 Attn: Victoria Clarke Phone: 201-499-3186 Email: victoria.clarke@barclays.com	745 Seventh Avenue New York, New York 10019	745 Seventh Avenue New York, New York 10019
Goldman Sachs Bank USA	Jamie Minieri c/o Goldman, Sachs & Co. 2001 Ross Ave, 29th Floor Dallas, TX 75201 Phone: 212-934-3921 Fax: 917-977-3966 E-mail: gsd.link@gs.com	200 West Street New York, NY 10282	200 West Street New York, NY 10282
PNC Bank, National Association	1200 Smith Street, Ste 830 Houston, Texas 77002-4313 Attn: Denise S. Davis Phone: 713-658-3934 Email: denisedavis@pnc.com	249 Fifth Avenue One PNC Plaza Pittsburgh, PA 15222	249 Fifth Avenue One PNC Plaza Pittsburgh, PA 15222
Schedule II

U.S. Bank National Association	Mark L. Salierno, VP 1095 Avenue of the Americas, 15th Floor New York, NY 10036 Email: mark.salierno@usbank.com	800 Nicollet Mall Minneapolis, MN 55402	800 Nicollet Mall Minneapolis, MN 55402
M&T Bank	Isaac Bailey M&T Bank One M&T Plaza Buffalo, NY 14203	Isaac Bailey M&T Bank One M&T Plaza Buffalo, NY 14203	Isaac Bailey M&T Bank One M&T Plaza Buffalo, NY 14203

Schedule II

SCHEDULE III
OUTSTANDING LETTERS OF CREDIT
None.

Schedule III

SCHEDULE IV
SWINGLINE COMMITMENTS

JPMorgan Chase Bank, N.A.	$150,000,000.00
Wells Fargo Bank, N.A.	$150,000,000.00
Total	$300,000,000.00

Schedule IV

EXHIBIT A
PROMISSORY NOTE

U.S. $_____________	_________, ____

FOR VALUE RECEIVED, the undersigned, EOG Resources, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to __________________ (the “Bank”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) and in the currency herein provided, the principal sum of __________________ U.S. dollars (U.S. $__________) or, if less, the aggregate unpaid principal amount of the Advances (as defined in the Revolving Credit Agreement dated as of June 7, 2023, among the Borrower, the Bank, certain other lenders that may be parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent for the Bank and such other lenders; such Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) owing to the Bank outstanding on the Termination Date; provided that for the full term of this Promissory Note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this Promissory Note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate.
The Borrower promises to pay interest on the unpaid principal amount of each Advance owing to the Bank from the date of such Advance until such principal amount is paid in full, at such interest rates, and due at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at its Payment Office, in same day funds. Each Advance owed to the Bank by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This Promissory Note is one of the Notes referred to in, and is subject to and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Bank to the Borrower from time to time within the limits provided in the Credit Agreement, the indebtedness of the Borrower resulting from each Advance owing to the Bank being evidenced by this Promissory Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. Unless otherwise defined herein, any term used in this Promissory Note and defined in the Credit Agreement shall have the meaning ascribed to it in the Credit Agreement.
Except only for any notices which are specifically required by the Credit Agreement, the Borrower waives notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment and protest.

Exhibit A - 1

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

EOG RESOURCES, INC.

By:
Title:

Exhibit A - 2

SCHEDULE A
BASE RATE ADVANCES, CONVERSIONS
AND REPAYMENTS OF BASE RATE ADVANCES

Date	Amount of Base Rate Advance	Amount Continued from Term Benchmark to Base Rate Advances (1)	Amount of Base Rate Advances Repaid	Amount Converted from Base Rate to Term Benchmark Advances (2)	Unpaid Principal of Base Rate Advances	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

(1)    Conversions which increase the amount of Base Rate Advances (from Term Benchmark Advances to Base Rate Advances) go in this column, and require a corresponding entry in the column marked “Amount Converted from Term Benchmark to Base Rate Advances” on Schedule B, as well as a higher “Unpaid Principal Balance of Base Rate Advances” entry.
(2)    Conversions which decrease the amount of Base Rate Advances (from Base Rate Advances to Term Benchmark Advances) go in this column, and require a corresponding entry in the column marked “Amount Converted from Base Rate to Term Benchmark Advances” on Schedule B, as well as a lower “Unpaid Principal Balance of Base Rate Advances” entry.
Exhibit A - 3

SCHEDULE B
TERM BENCHMARK ADVANCES, CONVERSIONS
AND REPAYMENTS OF TERM BENCHMARK ADVANCES

Date	Adjusted Term SOFR Rate	Term Benchmark Interest Period	Amount of Term Benchmark Advance	Amount Converted from Prior Term Benchmark Advances	Amount Converted from Base Rate to Term Benchmark Advances (1)	Amount of Term Benchmark Advances Repaid	Amount Converted from Term Benchmark to Base Rate Advances (2)	Unpaid Principal Balance of Term Benchmark Advances	Notation Made By
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________	__________	__________	__________

(1)    Conversions which increase the amount of Term Benchmark Advances (from Base Rate Advances to Term Benchmark Advances) go in this column, and require a corresponding entry in the column marked “Amount Converted from Base Rate to Term Benchmark Advances” on Schedule A, as well as a higher “Unpaid Principal Balance of Term Benchmark Advances” entry.
(2)    Conversions which decrease the amount of Term Benchmark Advances (from Term Benchmark Advances to Base Rate Advances) go in this column, and require a corresponding entry in the column marked “Amount Converted from Term Benchmark to Base Rate Advances” on Schedule A, as well as a lower “Unpaid Principal Balance of Term Benchmark Advances” entry.
Exhibit A - 4

EXHIBIT B
FORM OF NOTICE OF BORROWING
JPMorgan Chase Bank, N.A.
as Administrative Agent
500 Stanton Christiana Road
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: +1-704-544-4269
Email: darius.neely@chase.com

[Date], 20__
Ladies and Gentlemen:
The undersigned, EOG Resources, Inc., refers to the Revolving Credit Agreement, dated as of June 7, 2023 (as amended, supplemented or otherwise modified from time to time, herein referred to as the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined), among the undersigned, certain Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(1)    The Business Day of the Proposed Borrowing is _____________, 20__.
(2)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][Term Benchmark Advances].
(3)    The aggregate amount of the Proposed Borrowing is $___________.
*[(4)    The initial Interest Period for each Term Benchmark Advance made as part of the Proposed Borrowing is _________ months.]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)    the representations and warranties contained in Section 4.1 of the Credit Agreement are correct, immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of each such date (other than those representations and warranties that expressly speak solely as of an earlier date, which remain correct as of such earlier date); and

______________________
* To be included for a Proposed Borrowing comprised of Term Benchmark Advances.
Exhibit B - 1

(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
Very truly yours,

EOG RESOURCES, INC.

By:
Title:
Exhibit B - 2

EXHIBIT C
FORM OF NOTICE OF CONVERSION
JPMorgan Chase Bank, N.A.
as Administrative Agent
500 Stanton Christiana Road
NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Tel: +1-704-544-4269
Email: darius.neely@chase.com
[Date], 20__
Ladies and Gentlemen:
The undersigned, EOG Resources, Inc., refers to the Revolving Credit Agreement, dated as of June 7, 2023 (as amended, supplemented or otherwise modified from time to time, herein referred to as the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined), among the undersigned, certain Banks parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for said Banks, and hereby gives you notice, pursuant to Section 2.8 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.8(a) of the Credit Agreement:

(1)    The Business Day of the Proposed Conversion is ______________, 20__.
(2)    The Borrowing to be Converted is: ________________________ [If a portion of a Borrowing is to be Converted, identify such portion.].
(3)    [Such Borrowing/the portion of such Borrowing to be Converted] is to be Converted into the following Type of Borrowing: ___________ [Borrowing comprised of Base Rate Advances] [Term Benchmark Borrowing].
1[(4)    The initial Interest Period for each Term Benchmark Advance comprising [such Borrowing/the portion of such Borrowing to be Converted] is _________months.]
Very truly yours,

EOG RESOURCES, INC.

By:
Title:

______________________
1 To be included for a Proposed Conversion to a Term Benchmark Borrowing.
Exhibit C - 1

EXHIBIT D
Section 1007.    Negative Pledge and Exceptions Thereto.
Except as otherwise specified as contemplated by Section 301 for Securities of any series, so long as any of the Securities are outstanding, the Company will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, except in favor of the Company or any Subsidiary, any Lien upon any Principal Property at any time owned by it, to secure any Funded Debt of the Company or any Subsidiary, without making effective provisions whereby the Securities shall be equally and ratably secured with any and all such Funded Debt and with any other indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction shall not apply to or prevent the creation or existence of any:
(a)    Acquisition Lien or Permitted Encumbrance; or
(b)    Lien created or assumed by the Company or any Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or a Subsidiary.
In case the Company or any Subsidiary shall propose to create or permit to exist a Lien on any Principal Property at any time owned by it to secure any Funded Debt of the Company or any Subsidiary, other than Funded Debt permitted to be secured under clauses (a) or (b) of this Section 1007, the Company will prior thereto give written notice thereof to the Trustee, and the Company will, or will cause such Subsidiary to, prior to or simultaneously with such creation or permission to exist, by supplemental indenture executed to the Trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the Trustee, effectively secure all the Securities equally and ratably with such Funded Debt and any other indebtedness entitled to be equally and ratably secured.
Notwithstanding the foregoing provisions of this Section 1007, the Company or a Subsidiary may issue, assume or guarantee Funded Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Funded Debt of the Company or a Subsidiary secured by Liens which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be secured under clauses (a) or (b) above) does not at the time exceed 10% of the Consolidated Net Tangible Assets of the Company, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination.1
Certain Definitions.
“Acquisition Lien” means any (i) Lien upon any property heretofore or hereafter acquired, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by the Company or any Subsidiary, provided that any such Lien shall apply only to the property so acquired and fixed improvements thereon, (ii) Lien upon any property heretofore or hereafter acquired by any corporation that is or becomes a Subsidiary after the date hereof (“Acquired Entity”), provided that any such Lien (1) shall either (A) exist prior to the time the
1 See Section 5.2 of the Credit Agreement regarding prospective amendment to this paragraph.
Exhibit D - 1

Acquired Entity becomes a Subsidiary or (B) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than the Company or any other Subsidiary, and (iii) any extension, renewal or refunding, in whole or in part, of any Lien permitted by clause (i) or (ii) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the Lien extended, renewed or refunded.
“Consolidated Net Tangible Assets” means total assets less (a) total current liabilities (excluding indebtedness due within 12 months) and (b) goodwill, patents and trademarks, all as reflected in the Company’s audited consolidated balance sheet preceding the date of a determination under the last paragraph of Section 1007.
“Funded Debt” as applied to the Company or any Subsidiary means all indebtedness incurred, created, assumed or guaranteed by the Company or any Subsidiary, or upon which such corporation customarily pays interest charges, which matures, or is renewable by the Company or any Subsidiary to a date, more than one year after the date as of which Funded Debt is being determined.
“indebtedness”, as applied to the Company or any Subsidiary, shall mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a Lien upon property owned by the Company or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, shall for all purposes hereof be deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary shall for all purposes hereof be deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons shall for any purpose be deemed indebtedness of such corporation. Indebtedness of the Company or any Subsidiary shall not include (i) any amount representing capitalized lease obligations; (ii) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products, or services of such other persons (whether or not conferred, delivered or rendered), and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (iii) any guarantees with respect to lease or other similar periodic payments to be made by other persons.
“Lien” means any mortgage, pledge, lien, security interest or similar charge or encumbrance.
“Permitted Encumbrance” means any
(a)    undetermined or inchoate Lien incidental to construction, maintenance, development or operation of any property;
(b)    Lien for any tax or assessment for the then current year;
(c)    Lien for any tax or assessment not at the time delinquent;
Exhibit D - 2

(d)    Lien for specified tax or assessment which is delinquent but the validity of which is being contested at the time by the Company or any Subsidiary in good faith;
(e)    Lien reserved in any oil, gas or other mineral lease for rent, royalty or delay rental under such lease and for compliance with the terms of such lease;
(f)    Lien for any judgments or attachments in an aggregate amount not in excess of $10,000,000, or for any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;
(g)    mechanics’ or materialmen’s Lien, any Lien or charge arising by reason of any pledge or deposit to secure payment of workmen’s compensation or other insurance, good faith deposit in connection with any tender, lease of real estate, bid or contract (other than any contract for the payment of indebtedness), deposit to secure any duty or public or statutory obligation, deposit to secure, or in lieu of, surety, stay or appeal bond, and deposit as security for the payment of any tax or assessment or similar charge;
(h)    Lien arising by reason of any deposit with, or the giving of any form of security to, any governmental agency or any body created or approved by law for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in the business of the Company or a Subsidiary or as required by law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company or a Subsidiary to maintain self-insurance or to participate in any fund established to cover any insurance risk or in connection with workmen’s compensation, unemployment insurance, old age pension or other social security, or to share in the privileges or benefits required for companies participating in such arrangements;
(i)    easement, servitude, right-of-way or other right, exception, reservation, condition, limitation, covenant or other restriction or imperfection in title which does not materially detract from or interfere with the operation, value or use of the properties affected thereby;
(j)    preferential right to purchase entered into in the ordinary course of business;
(k)    conventional provision contained in any contract or agreement affecting properties under which the Company or a Subsidiary is required immediately before the expiration, termination or abandonment of a particular property to reassign to the Company’s or a Subsidiary’s predecessor in title all or a portion of the Company’s or a Subsidiary’s rights, titles and interests in and to all or a portion of such property;
(l)    sale or other transfer of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in place, or the future production thereof, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or a specified amount of such crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances or any sale or other transfer of any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “net profits interest,” “royalty” or similar burden on any oil and gas property or mineral interest owned by the Company or any Subsidiary;
(m)    Lien consisting of or reserved in any (i) grant or conveyance in the nature of a farm-out or conditional assignment to the Company or any of its Subsidiaries entered into in the ordinary course of business to secure undertakings of the Company or any Subsidiary in such grant or conveyance, (ii) interest of an assignee of any proved undeveloped lease or proved undeveloped portion of any producing property transferred to such assignee for the purpose of the development of such lease or property, (iii) unitization or pooling agreement or declaration,
Exhibit D - 3

(iv) contract for the sale, purchase, exchange or processing of production, or (v) operating agreement, area of mutual interest agreement or other agreement which is customary in the oil and gas business and which agreement does not materially detract from the value, or materially impair the use of, the property affected thereby;
(n)    Lien consisting of any (i) statutory landlord’s lien under any lease to which the Company or any Subsidiary is a party or any other Lien on leased property reserved in any lease thereof for rent or for compliance with the terms of such lease, (ii) right reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Company or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by the Company or any such Subsidiary, (iii) obligation or duty to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iv) zoning law, ordinance or municipal regulation;
(o)    Lien arising out of any forward contract, futures contract, swap agreement or other commodities contract entered into by the Company or any Subsidiary;
(p)    Lien on oil and gas property of the Company or any Subsidiary thereof, or on production therefrom, to secure any liability of the Company or such Subsidiary for all or part of the Development Cost for such property under any joint operating, drilling or similar agreement for exploration, drilling or development of such property, or any renewal or extension of any such Lien (as used in this subclause, “Development Cost” means, for any oil and gas property, the cost of exploration, drilling or development of such property or of altering or repairing equipment used in connection with such exploration, drilling or development, or in the case of property which is substantially unimproved for the use intended by the Company or such Subsidiary, the cost of construction of improvements directly related to such exploration, drilling or development of such property);
(q)    Lien on any property of the Company or any Subsidiary thereof in favor of the government of the United States of America or of any State, or any political subdivision of either thereof, or any department, agency or instrumentality of either thereof (collectively, “Governments”), in order to permit the Company or such Subsidiary to perform any contract or subcontract made with or at the request of such Government, securing any partial, progress, advance or other payment by such Government to the Company or such Subsidiary under such contract or subcontract, to the extent such Lien is required by such contract or subcontract or by any law relating thereto; and
(r)    Lien to secure any indebtedness incurred in connection with the construction, installation or financing of any pollution control or abatement facility or other form of industrial revenue bond financing issued or guaranteed by the United States, any State or any department, agency or instrumentality of either.
“Principal Property” means any property interest in oil and gas reserves located in the United States or offshore the United States owned by the Company or any Subsidiary and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds two (2) percent of Consolidated Net Tangible Assets, except any such property interest or interests that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries as a whole. Without limitation, the term “Principal Property” shall not include (i) accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development,
Exhibit D - 4

processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by the Company or any of its Subsidiaries, and all related rights of the Company or any of its Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations, or (ii) the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances.
“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
Exhibit D - 5

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Bank]]
3.	Borrower:	EOG Resources, Inc.
4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Revolving Credit Agreement, dated as of June 7, 2023, among EOG Resources, Inc., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, as amended and in effect.
6.	Assigned Interest:

Exhibit E - 1

Aggregate Amount of Commitment for all Banks	Amount of Commitment Assigned	Percentage Assigned of Commitment[1]
$____________	$____________	____________%

7.	Trade Date:__________________][2]

Effective Date: __________________, 20___3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

1 Set forth, at al least 9 decimals, as a percentage of the Total Committed Amount.
2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3 To be inserted by the Administrative Agent and which shall be the Effective Date of recordation of transfer in the register therefor.
Exhibit E - 2

Consented to and Accepted:

JPMORGAN CHASE BANK, N. A.,
as Administrative Agent[4]

By:
Title:

[L/C ISSUER]
as L/C Issuer[5]

By:
Title:

[SWINGLINE LENDER]
as Swingline Lender[6]

By:
Title:

Consented to:[7]

EOG RESOURCES, INC.

By:
Title:

_____________________
4 Only if required under Section 8.6 of the Credit Agreement.
5 Only if required under Section 8.6 of the Credit Agreement.
6 Only if required under Section 8.6 of the Credit Agreement.
7 Only if required under Section 8.6 of the Credit Agreement.
Exhibit E - 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Revolving Credit Agreement dated as of June 7, 2023 among
EOG Resources, Inc.,
the Banks from time to time party thereto,
JPMorgan Chase Bank, N.A., as Administrative Agent,
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a)(i) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
Exhibit E - 4
Annex 1 to Assignment and Assumption - 1

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E - 5
Annex 1 to Assignment and Assumption - 2

EXHIBIT F
FORM OF
NOTICE OF COMMITMENT INCREASE
[Date]
JPMorgan Chase Bank, N.A.
as Administrative Agent
500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, DE 19713-2107
Attention: James Linden
Telephone: (302) 634-3919

Ladies and Gentlemen:
The undersigned, EOG Resources, Inc. (the “Borrower”), refers to the Revolving Credit Agreement dated as of June 7, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto. The Borrower hereby notifies you, pursuant to Section 2.20 of the Credit Agreement, that it hereby requests that the aggregate amount of the Commitments under the Credit Agreement be increased to provide such incremental Commitment[s] under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.20 of the Credit Agreement:

(a)    the effective date of such Commitment Increase is _______________;
(b)    the amount of the requested Commitment Increase is $__________________;
(c)    the [CI Banks that have] [CI Bank that has] agreed with the Borrower to provide [their respective] [its] Commitment[s], [are] [is] _____________________________ [INSERT NAME(S) OF THE CI BANKS];
(d)    the [Banks that have] [Bank that has] agreed with the Borrower to increase [their respective] [its] Commitment[s] [are] [is] ___________________ [INSERT NAME OF APPLICABLE BANK]; and
(e)    as applicable, set forth on Annex I hereto are the amount of the respective Commitments of each CI Bank and the amount of the respective Commitment Increase of each Bank, in each case, as of effective date of such Commitment Increase.
Signature Page Follows
Exhibit F - 1

Delivery of an executed counterpart of this Notice of Commitment Increase by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.
Very truly yours,

EOG RESOURCES, INC.

By:
Title:

Approved and Consented to by:

JPMORGAN CHASE BANK, N. A.,
as Administrative Agent

By:
Name:
Title:

[L/C ISSUER]
as L/C Issuer
Acknowledgment and Agreement as to its
Commitment (CI Bank) or increased Commitment (Bank)

[Signatures of CI Bank(s)] [Signatures of Bank(s) that has agreed to increase its Commitment]

Exhibit F - 2

ANNEX I
TO
NOTICE OF COMMITMENT INCREASE
(as of _________, 20___)

CI Bank/Bank	Amount of Commitment/ Commitment Increase	Percentage of Total Committed Amount

Total:	[___________]	100.000%

Exhibit F - 3